Exhibit 10.12

POWER PURCHASE AGREEMENT (PPA)

For the Procurement of Power on Long Term Basis from Power Station to be set up in the Municipality of Moroni, Autonomous Island of Grande Comore, Union of the Comoros and Operating on MSW

LE GESTION DE L’EAU ET DE L’ÉLECTRICITÉ AUX COMORES (MA-MWE)

BIOCRUDE TECHNOLOGIES, INC.

AGREEMENT REFERENCE:	BIOCRUDE/MCMUC/MSWC-LLC/CA/2016/1

TRANSACTION CODE:	BCT/MCMUC/MORONI/COMOROS/1

CONTRACT GENERATION:	01

Initials: __________	Initials: __________

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Power Purchase Agreement (PPA)

Table of Contents

1.	ARTICLE 1: DEFINITIONS AND INTERPRETATION	6
2.	ARTICLE 2: TERM OF AGREEMENT	15
3.	ARTICLE 3: CONDITIONS SUBSEQUENT TO BE SATISFIED BY THE SELLER AND THE PROCURER	16
4.	ARTICLE 4: DEVELOPMENT OF THE PROJECT	18
5.	ARTICLE 5: CONSTRUCTION	21
6.	ARTICLE 6: SYNCHRONISATION, COMMISSIONING AND COMMERCIAL OPERATION	23
7.	ARTICLE 7: OPERATION AND MAINTENANCE	24
8.	ARTICLE 8: CAPACITY, AVAILABILITY AND DISPATCH	24
9.	ARTICLE 9: METERING AND ENERGY ACCOUNTING	26
10.	ARTICLE 10: INSURANCES	26
11.	ARTICLE 11: BILLING AND PAYMENT	27
12.	ARTICLE 12: FORCE MAJEURE	32
13.	ARTICLE 13: EVENTS OF DEFAULT & TERMINATION	35
14.	ARTICLE 14: LIMITATION OF LIABILITY	38
15.	ARTICLE 15: ASSIGNMENTS AND CHARGES	38
16.	ARTICLE 16: GOVERNING LAW AND DISPUTE RESOLUTION (ARBITRATION)	39
17.	ARTICLE 17: MISCELLANEOUS PROVISIONS	40
SCHEDULE I		49
SCHEDULE I.A: SITE		50
SCHEDULE II: INITIAL CONSENTS		51
SCHEDULE III: FUNCTIONAL SPECIFICATIONS		52
SCHEDULE IV: COMMISSIONING & TESTING		53
SCHEDULE V: TARIFF		55
SCHEDULE VI: DETAILS OF INTERCONNECTION POINT & FACILITIES		56
SCHEDULE VII: REPRESENTATIONS & WARRANTIES		57
SCHEDULE VIII: QUOTED TARIFF		58
QUOTED TARIF FEE WITH ESCALATING INDEX		58
SCHEDULE IX: SUBSTITUTION RIGHTS OF THE LENDERS		59

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Power Purchase Agreement (PPA)

POWER PURCHASE AGREEMENT (PPA)

THIS AGREEMENT is made and effective the __th day of December, 2016.

AGREEMENT REFERENCE:	BIOCRUDE-MCMUC/ MSWC-LLC/CA/2016/1

TRANSACTION CODE:	BCT/MCMUC/MORONI/COMOROS/1

CONTRACT GENERATION:	01

FIRST PARTY:

LE GESTION DE L’EAU ET DE L’ÉLECTRICITÉ AUX COMORES (MA-MWE), a Statutory Body constituted under Comorian Law, (which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns) and having its proxy/satellite office at Route de Moroni- Itsandra, Moroni, Autonomous Island of Grande Comore, Union of the Comoros, acting through its General Management Division, duly represented by the Commissaire à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité, Mr. Mohamed Abdou MLANAO, by virtue of resolution ad hoc;

Hereinafter called the “Procurer”;

SECOND PARTY:

BIOCRUDE TECHNOLOGIES, INC, a Corporation duly organized under the laws of Canada (hereinafter called “Seller”) having its principle office at 1255 Phillips Square, Suite 605, Montreal, Quebec, Canada H3B 3G5, herein duly represented by the President and CEO, Mr. John MOUKAS, by virtue of corporate resolution ad hoc;

Hereinafter called the “Vendor”;

AND

INTERVENING PARTY:	Gouvernorat de l’Île Autonome de la Grande Comore, a Statutory Body constituted under Comorian Law, (hereinafter referred to as “MCMUC”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns) and having its office at Route de Moroni-Itsandra, Moroni, Autonomous Island of Grande Comore, Union of the Comoros, duly represented by the Governor, The Honourable Mr. HASSANI Hamadi, by virtue of resolution ad hoc;

Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité, a Statutory Body constituted under Comorian Law, (which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns) and having its office at Route de Moroni- Itsandra, Moroni, Autonomous Island of Grande Comore, Union of the Comoros, duly represented by the Commissioner, Mr. Mohamed Abdou MLANAO, by virtue of resolution ad hoc;

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Power Purchase Agreement (PPA)

Commissariat à la Sécurité intérieure, à la Fonction Publique, à l’Administration des Collectivités Territoriales Décentralisées, à la Réforme Administrative, chargé de l’Information, a Statutory Body constituted under Comorian Law, (which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns) and having its office at Route de Moroni- Itsandra, Moroni, Autonomous Island of Grande Comore, Union of the Comoros, duly represented by the Commissioner, Ms. Maissara Adam MONDOHA, by virtue of resolution ad hoc;

Commissariat aux Finances, au Budget, à l’Economie, au Commerce Intérieur, à l’Industrie, au Plan, chargé de la promotion des Investissments, a Statutory Body constituted under Comorian Law, (which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns) and having its office at Route de Moroni- Itsandra, Moroni, Autonomous Island of Grande Comore, Union of the Comoros, duly represented by the Commissioner, Mr. Said Ahamada YOUSSOUF, by virtue of resolution ad hoc;

Hereinafter called the “Intervenant” and/or “Guarantor”.

WHEREAS	On January 11, 2016, The Assignor has engaged in a transaction (the “Transaction”), by virtue of a “Private-Public Partnership” (PPP) with Assignee, defined within the context of this said “Power Purchase Agreement” (PPA);

WHEREAS	The parties, following discussions, desire to enforce amendments discussed and reflected within these presences and agree to sign this Power Purchase Agreement (PPA) as amended hereunder. Following the signature of these presences, the amended Power Purchase Agreement (PPA) will replace the Power Purchase Agreement (PPA) signed on the 11th of January 2016 and will become lawful and binding on the parties, present and future;

WHEREAS	“Procurer” and “Seller” are hereinafter referred to individually as the “Party” and collectively as the “Parties”;

WHEREAS	The Procurer has identified the Project namely, 6.5 MW power plant based on municipal solid waste at Moroni, Autonomous Island of Grande Comore, Union of the Comoros details of which are as set out in the Schedule I.A.

WHEREAS	The Seller has completed the initial studies as contained in Project Report; to obtain Initial Consents required for the Project.

WHEREAS	The Seller will construct the Project for a minimum Capacity (as defined hereunder) of 3.8 MW (Net) and 5 MW (Gross) and sale and supply of a minimum of 100% of net available electricity in bulk there from to the Procurer in accordance with the terms of this Agreement.

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Power Purchase Agreement (PPA)

WHEREAS	The Parties have agreed to sign this Power Purchase Agreement setting out the terms and conditions for the construction, operation and maintenance of the Project, and supply of electricity by the Seller to the Procurer.

WHEREAS	A General Continuing Guaranty will be granted and added to this contract in order to secure the regularity of Tariff payments during the term of this contract.

NOW THEREFORE, THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1.	ARTICLE 1: DEFINITIONS AND INTERPRETATION

1.1	Definitions

This Agreement shall be co-terminus with the Concession Agreement and is to be read, for any interpretation, together with the provisions of the Concession Agreement.

The capitalized terms that are used but not defined in this Agreement shall have the same meaning as given to them in the Concession Agreement.

“Act” or “Electricity Act”: means the Autonomous Island of Grande Comore, Union of the Comoros Electricity Act of 1998, or any amendments made to the same or any succeeding enactment thereof;

“Agreed Form”: means, in relation to any document, the form of the said document most recently agreed to by the Parties and initialed by them for identification;

“Agreement” or “Power Purchase Agreement” or “PPA”: means this document including its recitals and Schedules;

“Appropriate Commission”: means the Electricity Regulatory Commission constituted under the section of the Electricity Act and the Electricity Regulatory Commissions Act and such other succeeding authority or commission as may be notified by Government from time to time;

“Authorized Representative “: shall mean the body corporate authorized by the Procurer to carry out the said negotiations and sign on their behalf;

“Bill Dispute Notice”: means the notice issued by a Party raising a Dispute regarding a Bill or a Supplementary Bill issued by the other Party;

“Business Day”: means with respect to Seller and Procurer, a day other than Sunday or a statutory holiday, on which the banks remain open for business in the State in which the Procurer's registered office is located;

“CERC”: means the Central Electricity Regulatory Commission, as defined in the Electricity Act;

“Commercial Operation Date “ or “COD”: means, in relation to the Power Station, the date one day after the date when the Procurer receives a Final Test Certificate of the Independent Engineer as per the provisions of clause 6.3.1; “Commissioning” or “Commissioned” with its grammatical variations means, the Unit of the Power Station have passed the Commissioning Tests successfully;

“Commissioning Tests” or “Commissioning Test”: means the Tests provided in Schedule IV herein;

“Commissioned Unit”: means the Unit in respect of which COD has occurred;

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Power Purchase Agreement (PPA)

“Concession Agreement”: means the agreement(s) entered into between the Seller and the Municipal Corporation of MORONI for the transportation and supply of Municipal Solid Waste (MSW) required for conversion into RDF for the operation of the Power Station.

“Construction Contractor/s”: means one or more main contractors, appointed by the Seller to design, engineer, supply, construct and commission the Project;

“Construction Period”: means the period from (and including) the date upon which the Construction Contractor is instructed or required to commence work under the Construction Contract up to (but not including) the Commercial Operation Date of the Unit in relation to the Power Station;

“Consultation Period”: means the period, commencing from the date of issue of a Seller Preliminary Default Notice or a Procurer Preliminary Default Notice as provided in Article 14 of this Agreement, for consultation between the Parties to mitigate the consequence of the relevant event having regard to all the circumstances;

“Contract Year”: means the period beginning on the Effective Date (as defined hereunder) and ending on the immediately succeeding March 31 and thereafter each period of 12 months beginning on May 1 and ending on March 31 provided that:

i.	in the financial year in which Scheduled COD of the Unit would have occurred, a Contract Year shall end on the date immediately before the Scheduled COD of the Unit and a new Contract Year shall begin once again from the Scheduled Commercial Operation Date of the Unit and end on immediately succeeding March 31 and provided further that

ii.	the last Contract Year of this Agreement shall end on the last day of the term of this Agreement;

Provided that for the purpose of payment, the tariff will be the Quoted Tariff for the applicable Contract Year as per Schedule VII;

“Capacity”: means

i.	rated net capacity expressed in MW of Power Station, at the Interconnection Point, as provided in the attached proposal documentation,

ii.	in case the Seller exercises its option as per clause 3.1.1 (a), the rated net capacity expressed in MW of Power Station, up to the maximum of the Capacity demanded, or such rated capacities as may be determined in accordance with clause 6.3.4 or clause 8.2 of this Agreement.

“Concession” means collectively all the rights granted by First Party to Corporation under this Agreement with respect to developing, implementing, constructing, operating and maintaining the Plant for the management, processing and disposal of the Municipal Waste generated from within the First Party Supply Area, subject to all the terms, conditions, covenants and obligations of this Agreement, and the Municipal Solid Waste Concession Agreement, Land Lease Agreement & Supply of Treated Sewage/Effluent Agreement.

“Control Centre” or “Nodal Agency”: means the RLDC or SLDC or such other load control centre designated by the Procurer from time to time through which the Procurer shall issue Dispatch Instructions to the Seller for the Power Station;

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Power Purchase Agreement (PPA)

“Debt Service”: means the amounts which are due under the Financing Agreements by the Seller to the Lenders, expressed in United States Dollars;

“Declared Capacity”: In relation to a Unit or the Power Station at any time means the net capacity of the Unit or the Power Station at the relevant time (expressed in MW at the Interconnection Point) as declared by the Seller in accordance with the Grid Code and dispatching procedures as per the Availability Based Tariff;

'Declared Price of Land”: means the rental amount as mentioned in the Land Concession Agreement by the Authorized Representative, at which the identified land for the Site will be made available to the Seller.

“Delivery Point” or “Interconnection Point”: means the points of delivery specified in Schedule VI for fulfilling the obligation of the Seller to deliver the Contracted Capacity to the Procurers;

“DRERC”: means the Electricity Regulatory Commission, as defined in the Electricity Act, or its successors;

“Direct Non-Natural Force Majeure Event”: shall have the meaning ascribed in clause 12.3 (ii)(1);

“Dispute” means any dispute or difference of any kind between a Procurer and the Seller, in connection with or arising out of this Agreement including any issue on the interpretation and scope of the terms of this Agreement as provided in Article 17;

“Dispatch Instruction”: means any instruction issued by the Procurer to and/or the Seller, in accordance with applicable Grid Code and this Agreement;

“Due Date”: means the seventh (7th) day after a Weekly Bill or a Supplementary Bill is received and duly acknowledged by any Procurer (or, if such day is not a Business Day, the immediately succeeding Business Day) by which date such bill is payable by the said Procurer;

“Effective Date”: means the date of the acquisition of the Land Concession Agreement and the MSW Concession Agreement, in accordance with the provisions of the Share Purchase Agreement (as defined hereunder);

“Electricity Laws”: means the Electricity Act, herein above defined and the rules and regulations made there under from time to time along with amendments thereto and replacements thereof and any other Law pertaining to electricity including regulations framed by the Appropriate Commission, as of these presences;

“Electrical Output”: means the net electrical output of the Power Station at the Delivery Point, as expressed in kWh;

“Emergency”: means a condition or situation that, in the opinion of the Procurer or RLDC or SLDC or the agency responsible for operating and maintaining the Interconnection and Transmission Facilities or the transmission company, as the case may be, poses a significant threat to the Procurer's or the said agency's or transmission company's ability to maintain safe, adequate and continuous electricity supply to its customers, or seriously endangers the security of persons, plant or equipment;

“Energy Charges”: Shall have the meaning ascribed to this term under Schedule V;

“Expiry Date”: means the 30th anniversary of the Commercial Operation Date of the Power Station, of the term. If the renewal option of thirty (30) years is exercised, then the expiry date shall be after the 30th anniversary year of the renewal term.

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Power Purchase Agreement (PPA)

“Final Test Certificate”: means

i.	a certificate of the Independent Engineer certifying and accepting the results of a Commissioning Test/s in accordance with clause 6.3 of this Agreement; or

ii.	a certificate of the Independent Engineer certifying the result of a Repeat Performance Tests in accordance with clause 8.1 of this Agreement;

“Financial Closure” or “Financial Close”: Means the execution of all the Financing Agreements required for the Project and fulfillment of conditions precedents and waiver, if any, of any of the conditions precedent for the initial draw down of funds there under;

“Financing Agreements”: means all the loan agreements, notes, indentures, security agreements, letters of credit and other documents relating to the financing of the Project on or before the COD of the Power Station, as may be amended, modified, refinanced or replaced from time to time, but without in anyway increasing the liabilities of the Procurers therein;

“Force Majeure”: shall the meaning ascribed thereto in clause 12.3;

“Forced Outrage”: shall have the meaning ascribed thereto in the Grid Code;

“Fuel”: means primary fuel used to generate electricity namely, Refuse Derived Fuel (RDF) & Biogas (Biomethanation);

“Fuel Supply Agreements”: means the Concession Agreement entered into between the Seller and the Municipal Corporation and intervening governmental authorities, for the transportation of the Municipal Solid Waste (MSW) to the Complex;

“Functional Specifications “: means the technical requirements and parameters described in Schedule III of this Agreement and as provided in Grid Code relating to the operation, maintenance and dispatch of any Unit and the Power Station;

“Grid Code “ or “IEGC”: means any set of regulations or codes issued by Appropriate Commission as amended and revised from time to time and legally binding on the Sellers and Procurers governing the operation of the Grid System or any succeeding set of regulations or code;

“Grid System”: means the Interconnection and Transmission Facilities and any other transmission or distribution facilities through which the Procurer supply electricity to their customers or the transmission company transmits electricity to the Procurer;

“Independent Engineer”: means an independent consulting engineering firm or group appointed jointly by the Procurer and the Seller to carry out the functions in accordance with clause 4.7.1 and Article 6, Article 12 and Article 8 herein.

i.	a certificate of the Independent Engineer certifying and accepting the results of a Commissioning Test/s in accordance with clause 6.3.1 of this Agreement; or

ii.	provided that separate Independent Engineer may be appointed for the purposes of clause 4.7.1, Article 6, Article 12 and Article 8;

iii.	provided further that the separate Independent Engineer may be appointed for each financial year for the purposes of Article 8, and in such case, such Independent engineer shall be appointed at least ninety (90) days prior to the beginning of the financial year.

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Power Purchase Agreement (PPA)

“Indirect Non-Natural Force Majeure Event”: Shall have the meaning ascribed thereto in clause 2.3(ii)(2).

“Initial Consents”: shall mean the consents listed in Schedule II.

“Initial Performance Retest Period”: shall have the meaning ascribed thereto in clause 6.3.3 of this Agreement.

“Interconnection Facilities” or “Interconnection and Transmission Facilities”: means the facilities on the Procurer side of the Interconnection Point for receiving and metering Electrical Output in and accordance with this Agreement and which shall include, without limitation, all other transmission lines and associated equipment, transformers and associated equipment, relay and switching equipment and protective devices, safety equipment and, subject to clause 5.3 and Schedule VI, the Metering System required for the Project. The Interconnection Facilities also include the facilities for receiving power at the Delivery Point where the transmission line from the Power Station Switchyard end is injecting power into the transmission network (including the dedicated transmission line connecting the Power Station with the transmission/CTU network).

“Intervening party” means all entities of the First party which will intervene to the present contract, also called the Guarantor, to guarantee (“Sovereign Guarantees”) the monthly invoices, monthly provisional invoices corresponding to the purchase of electricity by the Buyer, all additional invoices for any reason as long as related to the terms of this contract, as well as “ALL” of the obligations of the First Party, in reference to these presences The guarantee in question is considered to be effective during all the duration of validity of the contract.

“Invoice” or “Bill”: means either a Weekly Tariff Invoice, a Supplementary Invoice or a Procurer Invoice; “Late Payment Surcharge”: shall have the meaning ascribed thereto in clause 11.3.4.

“Law”: means, in relation to this Agreement, all Electricity Laws and by-laws in force in the country.

“Lenders”: means the banks, other financial institutions, multilateral agencies, registered non-banking financial companies, mutual funds and agents or trustees of debenture / bond holders, including their successors and assignees, who have agreed as on or before COD of the Power Station to provide the Seller with the senior debt financing described in the Capital Structure Schedule, and any successor banks or financial institutions to whom their interests under the Financing Agreements may be transferred or assigned; Provided that, such assignment or transfer shall not relieve the Seller of its obligations to the Procurer under this Agreement in any manner and shall also does not lead to an increase in the liability of any of the Procurer.

“Letter of Credit (LC)” or “Revolving Letter of Credit (RLC)”: shall have the meaning ascribed thereto in clause 11.4.1.

“Meters” or “Metering Systems”: Means meters used for accounting and billing of electricity in accordance with Central Electricity Authority (Installation and Operations of Meters) Regulations, Grid Code and ABT, as amended from time to time.

“Maintenance Outage”: shall have the meaning as ascribed to this term as per the provisions of the Grid Code.

“MCR”: means gross Power Station or Unit Maximum Continuous Rating as defined in the Grid Code.

“Minimum Off-take Guarantee”: means guaranteed off take net of self-consumption, of the total Available Energy (ex-bus) at all the times for resale.

“Month”: Means a period of thirty (30) days from (and excluding) the date of the event, where applicable, else a calendar month.

“Weekly Bill” or “Weekly Invoice”: Means a Weekly invoice comprising of power tariff, including incentive and penalty, as per Schedules 6 & 10 hereof.

“Notice to Proceed” or “NTP “: Means the date on which the Seller shall fulfill the condition as contained in clause 3.1.2 (iii) of this Agreement in accordance with the provisions of this Agreement.

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Power Purchase Agreement (PPA)

“Natural Force Majeure Event”: shall have the meaning ascribed thereto in clause 12.3(i).

“Non-Natural Force Majeure Event”: shall have the meaning ascribed thereto in clause 12.3(ii).

“Operating Period”: in relation to the Power Station means the period from its COD, until the expiry or earlier termination of this Agreement in accordance with Article 2 of this Agreement.

“O&M Contract (s)”: means the contract/s entered into by the Seller with the Operator or Operators, if any.

“Operating Procedures”: shall have the meaning ascribed thereto in Grid Code.

“Operator(s)”: means one or more contractors appointed as operator of power generation facilities of the Power Station pursuant to an O&M contract, if any.

“Party” and “Parties”: shall have the meaning ascribed thereto in the recital to this Agreement.

“Performance Test”: means the test carried out in accordance with clause 1.1 of Schedule IV of this Agreement;

“Preliminary Default Notice”: shall have the meaning ascribed thereto in Article 13 of this Agreement.

“Plant” means the integrated MSW management, processing and disposal facility comprising the RDF Plant, the Biomethanation Plant, the Power Plant and the Inert Management Facility to be designed, constructed, operated and maintained by Corporation in accordance with the terms and provisions of this Agreement and in the event Corporation decides to design, construct, operate and maintain a compost plant, such facility shall also be part of the Plant.

“Power Station”: means the:

i.	RDF & Biomethanation based power generation facilities;

ii.	any associated fuel handling, treatment or storage facilities of the power generation facility referred to above;

iii.	any water supply, treatment or storage facilities required for the operation of the power generation facility referred to above;

iv.	the ash disposal system;

v.	bay/s for transmission system in the switchyard of the power station,

vi.	all the other assets, buildings/structures, equipment, plant and machinery, facilities and related assets required for the efficient and economic operation of the power generation facility.

“Project”: means the Power Station undertaken for design, financing, engineering, procurement, construction; operation, maintenance, repair, refurbishment, development and insurance by the Seller in accordance with the terms and conditions of this Agreement;

“Project Documents”: means:

i.	Engineering and Architectural plans and Construction Contracts

ii.	Concession Agreement, Effluent Supply Agreement, CDM related agreements and documents;

iii.	Other authorizations and clearances;

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Power Purchase Agreement (PPA)

iv.	O&M contracts;

v.	any other agreements plans, designated in writing as such, from time to time, jointly by the procurer and the Seller;

“Prudent Utility Practices”: means the practices, methods and standards that are generally accepted internationally from time to time by electric utilities for the purpose of ensuring the safe, efficient and economic design, construction, commissioning, operation and maintenance of power generation equipment of the type specified in this Agreement and which practices, methods and standards shall be adjusted as necessary, to take account of:

i.	operation and maintenance guidelines recommended by the manufacturers of the plant and equipment to be incorporated in the Project;

ii.	the requirements of Law; and

iii.	the physical working conditions for workers, inspectors and visitors at the Site;

“Quoted Tariff”: Shall mean the year wise charges quoted by the Seller on per unit basis (refer to Schedule VIII);

“Renewal Option” means an additional thirty (30) years term, tacitly renewed (discretion of Vendor), and as described in the “Term” definition, below.

“Repeat Performance Test”: Shall have the meaning ascribed thereto in Article 8.1 of this Agreement;

“Revised Scheduled COD”: Shall have the meaning as ascribed thereto in clause 3.1.2 (ix) b;

“RPC”: Means the relevant Regional Power Committee established by the Government of that region for a specific Region in accordance with the Electricity Act, for facilitating integrated operation of the power system in that Region;

“Regional Energy Accounts” or “REA”: Means as defined in the Grid Code and issued by the relevant RPC secretariat or other appropriate agency for each Week and for each Month (as per their prescribed methodology), including the revisions and amendments thereof;

“RLDC”: Means the relevant Regional Load Dispatch Centre as defined in the Electricity Act, in the region in which the Project is located;

“Scheduled COD” or “Scheduled Commercial Operation Date”: means for Power Station, the proposed date of commissioning calculated on the basis of the number of months from the Effective Date, as provided or such other dates from time to time, specified in accordance with the provisions of this Agreement;

“Scheduled Connection Date”: shall mean the date falling 180 days before the Scheduled COD of Power Station;

“Scheduled Outage”: shall have the meaning ascribed to this term as per the provisions of the Grid Code;

“Scheduled Synchronization Date”: means in relation to the Power Station, the date, which shall be maximum of Sixty (60) days prior to the Scheduled COD of the respective Unit; (assuming 30 days period for stabilization for first synchronizing and 30 days period for trial run);

“Supplementary Bill”: means a bill other than a Weekly Bill raised by any of the Parties in accordance with Article 11;

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Power Purchase Agreement (PPA)

“Site”: means the land over which the Project will be developed as provided in Schedule I.A;

“SLDC”: means the relevant State Load Dispatch Centre as defined in the Electricity Laws, in the State where the Procurer's registered office is located;

“State Transmission Utility” or “STU”: shall have the meaning ascribed thereto in the Electricity Act;

“Tariff Payment”: means the payments under Weekly Bills as referred to in Schedule V and the relevant Supplementary Bills;

“Tariff”: means the tariff as computed in accordance with Schedule VIII;

“Technology” means the relevant technology for the waste to energy processes, that Corporation may, at its discretion, deem fit to use in the Project Facilities from time to time.

“Tested Capacity”: in relation to the Power Station as a whole means the results of the most recent Performance Test or Repeat Performance Test carried out in relation to the Power Station in accordance with Article 6, Article 8 and Schedule III of this Agreement;

“Term” means the time period of Thirty (30) years commencing from the Effective Date and will also include an option of an additional thirty (30) years thereafter, tacitly renewed (Corporation’s discretion), whereby the resale of electricity shall be indexed by four and a half percent (4.5%) per annum, using the 30th year of the 1st period as a base for indexation for the optional period.

“Terminal Price”: means the price at which the Seller will transfer back the site along with all the assets necessary to run the plant as erected by the Seller to the First Party, at the end of the term of this Agreement. This price is the same as mentioned in the Concession Agreement signed between the Seller and the First Party of the Municipal Solid Waste Concession Agreement, Land Lease Agreement & Supply of Treated Sewage/Effluent Agreement;

“Termination Notice”: shall mean the notice given before termination of this Agreement in accordance with relevant clauses of this Agreement;

“Term of the Agreement”: shall have the meaning ascribed thereto in clause 2.1;

“Total Debt Amount”: means the sum of the following amounts, expressed in US Dollars, namely:

i.	the principal amount of the senior debt incurred by the Seller (as per the terms of the Financing Agreements) to finance the Project according to the Capital Structure Schedule which remains outstanding on the date of issuance of Substitution Notice by the Lender after taking account of any senior debt repayments which could have been made out of the Weekly Tariff Payments received by the Seller on or before the date of issuance of Substitution Notice by the Lender as per the terms provided in the Financing Agreements; and

ii.	all accrued interest and financing fees payable under the Financing Agreements on the amounts referred to in (i) above from the date of the Capacity Charge payment immediately preceding the date of issuance of Substitution Notice by the Lender or, if the Capacity Charges have not yet fallen due to be paid, from the most recent date when interest and financing fees were capitalized, and

iii.	if this Agreement is terminated during the Construction Period, any amounts owed to the Construction Contractor for work performed but not paid for under the Construction Contract (other than amounts falling due by reason of the Seller's default);

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Power Purchase Agreement (PPA)

“RLDC”: Means the relevant Regional Load Dispatch Centre as defined in the Electricity Regulation, in the region in which the Project is located;

“Unscheduled Interchange” or “UI “: shall have the meaning ascribed thereto in the Rules of the CERC (Terms and Conditions of tariff) Regulations as amended or revised from time to time;

“Week”: means a calendar week commencing from 00:00 hours of Monday, and ending at 24:00 hours of the following Sunday;

“Wheeling Charges “ or “Transmission Charges”: Are the charges paid by the Procurers to the CTU or STU or any other agency for the transfer of power from the Power Station switchyard end to the Procurer's network.

1.2	Interpretation

Save where the contrary is indicated, any reference in this Agreement to:

1.2.1	This Agreement shall be co-terminus with the Concession Agreement and is to be read, for any interpretation, together with the provisions of the Municipal Solid Waste Concession Agreement, Land Lease Agreement & Supply of Treated Sewage/Effluent Agreement.

1.2.2	The capitalized terms that are used but not defined in this Agreement shall have the same meaning as given to them in the Concession Agreement.

1.2.3	A “Recital”, an “Article”, a “Schedule” and a “paragraph/clause” shall be construed as a reference to a Recital, an Article, a Schedule and a paragraph/clause respectively of this Agreement.

1.2.4	An “affiliate” of any party shall mean a company that either directly or indirectly controls or is controlled by or is under common control of the same person which controls the concerned party; and control means ownership by one company of at least twenty six percent (26%) of the voting rights of the other company.

1.2.5	An “encumbrance” shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.

1.2.6	“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.7	A “person” shall be construed as a reference to any person, firm, company, corporation, society, trust, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the above and a person shall be construed as including a reference to its successors, permitted transferees and permitted assigns in accordance with their respective interests.

1.2.8	The “winding-up”, “dissolution”, “insolvency”, or “reorganization” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganization, dissolution, arrangement, protection or relief of debtors.

1.2.9	Words importing the singular shall include the plural and vice versa.

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1.2.10	This Agreement itself or any other agreement or document shall be construed as a reference to this or to such other agreement or document as it may have been, or may from time to time be, amended, varied, novated, replaced or supplemented.

1.2.11	A time of day shall, save as otherwise provided in any agreement or document be construed as a reference to the Standard Time of the country.

1.2.12	Different parts of this Agreement are to be taken as mutually explanatory and supplementary to each other and if there is any inconsistency between or among the parts of this Agreement, they shall be interpreted in a harmonious manner so as to give effect to each part.

1.2.13	The tables of contents and any headings or sub-headings in this Agreement have been inserted for ease of reference only and shall not affect the interpretation of this Agreement.

1.2.14	All interest payable under this Agreement shall accrue from day to day and be calculated on the basis of a year of three hundred and sixty five (365) days.

1.2.15	The words “hereof or “herein”, if and when used in this Agreement shall mean a reference to this Agreement.

2.	ARTICLE 2: TERM OF AGREEMENT

2.1	Effective Date and Term of Agreement

This Agreement shall come into effect from the Effective Date. This Agreement shall be valid for a term commencing from the Effective Date until the Expiry Date (“Term of Agreement”) unless terminated earlier pursuant to clause 2.2. Upon the occurrence of the Expiry Date, this Agreement shall, subject to clause 18.9, automatically tacitly renews to the renewal option.

2.2	Early Termination

This Agreement shall terminate before the Expiry Date:

i.	if either the Procurer or Seller exercises a right to terminate, pursuant to clause 3.3.1, clause 3.3.2, clause 3.3.3 and clause 4.4.3 of this Agreement or any other provision of this Agreement; or

ii.	in such other circumstances as the Seller and all the Procurer may agree, in writing.

2.3	Terminal Price payment

The Terminal Price payment to be made by Procurer (if any) to Seller, as mentioned in the clause 1.1 should be paid within ten (10) days from the last day of Term of the Agreement, or the renewal option.

2.4	Survival

The expiry or termination of this Agreement shall not affect accrued rights and obligations of the Parties under this Agreement, including the right to receive Liquidated Damages (if any) as per the terms of this Agreement, nor shall it affect any continuing obligations for which this Agreement provides, either expressly or by necessary implication, the survival of, post its expiry or termination.

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Power Purchase Agreement (PPA)

3.	ARTICLE 3: CONDITIONS SUBSEQUENT TO BE SATISFIED BY THE SELLER AND THE PROCURER

3.1	Satisfaction of conditions subsequent by the Seller and the Procurer

3.1.1               A The Seller shall have the option to change the Unit configuration after the Effective Date till NTP (Notice to Proceed), provided that Seller submits the undertaking that the changed Unit configuration meets all the conditions specified in Schedule III and the changed Unit configuration meets all Functional Specifications. Any additional cost arising out of the changed Unit configuration shall be to the account of the Seller and no adjustment in the Tariff will be permitted.

3.1.2               The Seller agrees and undertakes to duly perform and complete the following activities within (i) Three Months from the Effective Date or (ii) Four Months from the date of issue of Letter of Intent, whichever is later, unless such completion is affected due to the Procurer's failure to comply with their obligations under clause 3.1.3 of this Agreement or by any Force Majeure event or if any of the activities is specifically waived in writing by the Procurers jointly:

i.	the Seller shall apply for the Initial Consents to as mentioned in Schedule II. If all of the permits are not granted by the First Party, as the First Party has already signed these presences and are the responsible entities of issuing same (permits), the default shall be considered as a premature Breach of Contract, hereinabove named, clause 2.2, as “Early Termination”, and the First Party (Procurer) shall be subject to the liability of said prejudice, as agreed to in the Municipal Solid Waste Concession Agreement, Land Lease Agreement & Supply of Treated Sewage/Effluent Agreement;

ii.	the Seller shall:

a)	award the Engineering, Procurement and Construction contract (“EPC” contract) or the fabrication contract for boiler, turbine and generator (“BTG”), for the Project and shall give to such contractor an irrevocable notice to proceed, and

b)	The Seller shall send a written notice to the Procurer indicating the Contracted Capacity and Gross Capacity for the each Unit and for the Power Station as a whole expressed in MW and furnished the undertaking as per clause 3.1.1.

iii.	the Seller shall make available to the Procurer the data with respect to the Project for design and fabrication of the interconnection Facilities and Transmission Facilities;

iv.	the Seller shall finalize the specific delivery point for supply of power in consultation with the Procurer;

v.	where the Seller has not exercised its option to change unit configuration the Seller shall send a written notice to the Procurer indicating that:

a)	the Scheduled COD shall be as per the original Scheduled COD, or

b)	it intends to propone the Scheduled COD, to be established after the obtention of all permits and clearances for the project mentioned herein (hereinafter referred to as “Revised Scheduled COD”).

vi.	where the Seller has exercised its option to change unit configuration the Seller shall send a written notice to the Procurer indicating the changing of the Scheduled COD.

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3.1.3             The Procurers shall ensure that the following activities are completed within the time period mentioned below:

Obtaining all permits and clearances, as referenced in Schedule II, from the appropriate regulatory divisions of government, within two (2) months after official deposit of pertinent project plans and supporting documentation by the Seller.

3.1.4             Joint responsibilities of the Procurer and the Seller:

The Procurer and Seller shall jointly appoint the Independent Engineer at the cost of Seller, for the purposes of carrying out the functions as specified in clause 4.7.1, Article 6, Article 8 and Article 12, herein within a period of eight (8) months from the Effective Date of these presences.

3.2	Progress Reports

The Seller and the Procurer shall notify one another in writing at least once every two (2) weeks on the progress of the project, until completion.

3.3	Consequences of non-fulfillment of conditions under clause 3.1

3.3.1             If any of the conditions specified in clause 3.1.2 is not duly fulfilled by the Seller even within six (6) Months after the time specified under clause 3.1.2, then the Procurer reserves the right to execute the “Procedure for cases of Seller Event of Default” of clause 13.3.

3.3.2             In case of inability of the Seller to fulfill the conditions specified in clause 3.1.2 due to any Force Majeure event, the time period for fulfillments of the Condition Subsequent as mentioned in clause 3.1.2 and clause 3.1.3, shall be extended for the period of such Force Majeure event, subject to a maximum extension period of one hundred and twenty days (120) days, continuous or non-continuous in aggregate. Thereafter, this Agreement may be terminated by the Seller by giving a notice, in writing, to the other Party.

Similarly, in case of inability of the Procurer to fulfill the conditions specified in clause 3.1.3 due to any Force Majeure event, the time period for fulfillment of the Condition Subsequent as mentioned in clause 3.1.2 and clause 3.1.3, shall be extended for the period of such Force Majeure event, subject to a maximum extension period of one hundred and twenty days (120) days, continuous or non-continuous in aggregate. Thereafter, this Agreement may be terminated by the Seller by giving a Termination Notice, in writing, to the other Party.

3.3.3              No Tariff adjustment shall be allowed on account of any extension of time arising under any of the sub - articles of clause 3.3. Provided that due to the provisions of clause 3.3.3, any increase in the time period for completion of Conditions Subsequent mentioned under clause 3.1.2 and 3.1.3, shall also lead to an equal increase in the time period for Scheduled COD and Scheduled Connection Date.

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Power Purchase Agreement (PPA)

4.	ARTICLE 4: DEVELOPMENT OF THE PROJECT

4.1	The Seller's obligation to build, own and operate the Project

4.1.1             Subject to the terms and conditions of this Agreement, the Seller undertakes to be responsible, at Seller's own cost, for:

a)	executing the Project in a timely manner so as to enable the Power Station as a whole to be Commissioned;

b)	owning the Project throughout the term and option of this Agreement free and clear of encumbrances, except those expressly permitted by Article 16 and financial obligations with Lending institutions;

c)	procure the requirements of electricity at the Project (including construction, commissioning and start-up power) and to meet in a timely manner all formalities for getting such a supply of electricity;

d)	provide on a timely basis relevant information on Power Station specifications which may be required for interconnecting system with the transmission system;

e)	fulfilling all other obligations undertaken by him under this Agreement.

f)	shall be responsible for procuring the Interconnection and Transmission Facilities to enable the Power Station to be connected to the Grid System.

4.2	Procurer's obligation

Subject to the terms and conditions of this Agreement, the Procurer:

a)	shall be responsible for facilitating the procurement of the Interconnection and Transmission Facilities by the Seller to enable the Power Station to be connected to the Grid System;

b)	shall ensure that the Seller is provided an electrical connection for reasonable construction, commissioning and start up power at the Project;

c)	shall make all reasonable arrangements for the evacuation of the Infirm Power from the Power Station; subject to the availability of transmission lines and

d)	fulfilling obligations undertaken by them under this Agreement.

4.3	Purchase and sale of Energy

4.3.1             Subject to the terms and conditions of this Agreement, the Seller undertakes to sell to the Procurer, and the Procurer undertakes to purchase and pay the Tariff (de facto “Take-or-Pay” (for full face value) basis), as documented in Schedule VIII, for the total net Available Energy of the Power Station, generated and delivered at any time throughout the term of this Agreement.

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Power Purchase Agreement (PPA)

4.4	Right to Available Energy

4.4.1             Subject to other provisions of this Agreement, the net energy available at the Grid shall at all times be for the exclusive benefit of the Procurer and the Procurer shall have the exclusive right to purchase such Available Energy from the Seller. The Seller shall not grant to any third party or allow any third party to obtain any entitlement to such Available Energy.

4.5	Extensions of time

4.5.1             In the event that:

a)	the Seller is prevented from performing its obligations under clause 4.1.1 (b) by the stipulated date, due to any Procurer Event of Default; or

b)	the Power Station cannot be Commissioned by its Scheduled Commercial Operations Date because of Force Majeure Events.

the Scheduled Commercial Operations Date, the Scheduled Connection Date and the Expiry Date shall be deferred, subject to the limit prescribed in clause 4.5.3, for a reasonable period but not less than 'day for day' basis, to permit the Seller through the use of due diligence, to overcome the effects of the Force Majeure Events affecting the Seller or in the case of the Procurer's Event of Default, till such time such default is rectified by the Procurer.

4.5.2             If the Parties have not on how long the Scheduled Commercial Operations Date, the Scheduled Connection Date or the Expiry Date should be deferred by, any Party may raise the dispute to be resolved in accordance with the Arbitration rules hereunder stipulated.

4.5.3             In case of extension occurring due to reasons specified in clause 4.5.l. (a), the original Scheduled Commercial Operations Date of the Power Station as a whole, would not be extended by more than one (1) year or the date on which the Seller elects to terminate this Agreement (premature termination of contract with prejudice), whichever is earlier.

As a result of such extension, the date newly determined shall be deemed to be the Scheduled Commercial Operations Date for the purposes of this Agreement.

4.6	Liquidated damages for delay due to Procurer Event of Default and Non Natural Force Majeure Events and Natural Force Majeure Events

4.6.1	If

a)	Power Station cannot be commissioned by its Scheduled Commercial Operations Date, due to a Procurer Event of Default or due to Non Natural Force Majeure Event (or Natural Force Majeure affecting the Procurer) provided such Non Natural Force Majeure Event (or Natural Force Majeure affecting the Procurer) has continued for a period of more than three (3) continuous or non-continuous Months; or

b)	Power Station is available for conducting Commissioning Tests and is anticipated to be capable of duly completing the Commissioning Tests as certified by the Independent Engineer, but the said Commissioning Tests are not undertaken or completed due to such Procurer Event of Default or due to Non Natural Force Majeure Event (or Natural Force Majeure affecting the Procurer) provided such Non Natural Force Majeure Event (or Natural Force Majeure affecting the Procurer) has continued for a period of more than three (3) continuous or non-continuous Months:

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Power Purchase Agreement (PPA)

4.6.2             Such Unit shall, until the effects of the Procurer Event of Default or of Non Natural Force Majeure Event (or Natural Force Majeure affecting the Procurer) no longer prevent the Seller from undertaking a Commissioning Test, be deemed too been Commissioned with effect from the Scheduled COD without taking into account delay due to such Procurer Event of Default or Non Natural Force Majeure Event (or Natural Force Majeure affecting the Procurer) and shall be treated as follows.

a)	In case of delay on account of the Procurer Event of Default, the Procurer shall make payment to the Seller of an amount equal to:

i.	Deemed power generation at 100% of the net available for resale to the Procurer, multiplied by the number of days of default, plus

ii.	The loss of minimum MSW tipping fee guarantee by the Procurer (First Party) as stipulated in the Municipal Solid Waste Concession Agreement, Land Lease Agreement & Supply of Treated Sewage/Effluent Agreement multiplied by the number of days of default.

Nota bene: i + ii = Amount payable to Seller by Procurer

b)	In case of delay on account of any Natural Force Majeure Event, the Procurer shall not be obliged to make any payment to the Seller.

4.6.3             In every case referred to in clause 4.6.1 hereinabove, the Seller shall undertake a Commissioning Test as soon as reasonably practicable and in no event later than two (2) weeks or such longer period as mutually agreed between the Seller and the Procurer after the point at which it is no longer prevented from doing so by the effects of Force Majeure Events or Procurer Event of Default (as appropriate).

4.7	Limit on amounts payable due to default

4.7.1             The Parties expressly agree that the Procurer's only liability for any loss of profits or any other loss of any other kind or description whatsoever, suffered by the Seller by reason of the Procurer's failure to meet its obligations under clause 4.2(a) to clause 4.2(d) shall be to pay the Seller the amounts specified in clause 4.6 and Article 13.

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Power Purchase Agreement (PPA)

5.	ARTICLE 5: CONSTRUCTION

5.1	Seller's Construction Responsibilities

The Seller shall be responsible for designing, constructing, erecting, commissioning, completing and testing the Power Station in accordance with the following, it being clearly understood that in the event of inconsistency between two or more of the following, the order of priority as between them shall be the order in which they are placed, with applicable law in the first:

a)	applicable Law including MSW (Management & Handling) Rules;

b)	the Grid Code;

c)	the terms and conditions of this Agreement;

d)	the Functional Specifications; and

e)	Prudent Utility Practices.

Notwithstanding anything to the contrary contained in this PPA, the Seller shall ensure that the technical parameters or equipment limits of the Project shall always be subject to the requirements as specified in points (a) to (e) above and under no event shall over-ride or contradict the provisions of this Agreement and shall not excuse the Seller from the performance of his obligations under this Agreement.

5.2	The Site

On and from the Effective Date, the Seller shall be deemed, on the basis of the provisions of project proposal, to have had sufficient opportunity to investigate the Site (including but not limited to its geological condition, on the Site, the adequacy of the road and rail links to the Site and the availability of adequate supplies of water) and accepts full responsibility for its condition and that it shall not be relieved from any of its obligations under this Agreement or be entitled to any extension of time or financial compensation by reason of the unsuitability of the Site for whatever reason.

5.3	Information Regarding Interconnection Facilities

The Procurer shall provide the Seller, on a timely basis, all information with regard to the Interconnection and Transmission Facilities as is reasonably necessary to enable the Seller to design, install and operate all interconnection plant and apparatus on the Seller's side of the Interconnection Point.

5.4	Quality of Workmanship

The Seller shall ensure that the Power Station is designed, built and completed in a good workmanlike manner using sound engineering construction practices and using only materials and equipment that are new and of international utility grade quality such that, the useful life of the Power Station will be at least till the Expiry Date.

The Seller shall ensure that design, construction and testing of all equipment, facilities, components and systems of the Project shall be in accordance with Autonomous Island of Grande Comore, Union of the Comoros Standards and Codes issued by the Bureau of Autonomous Island of Grande Comore, Union of the Comoros Standards and/or internationally recognized Standards and Codes, such as:

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i.	American National Standards Institute (ANS)
ii.	American Society of Testing and Materials (ASTM)
iii.	American Society of Mechanical Engineers (ASME)
iv.	American Petroleum Institute (API)
v.	Standards of the Hydraulic Institute, USA
vi.	International Organization for Standardization (ISO)
vii.	Japanese Industrial Standards (JIS)
viii.	Tubular Exchanger Manufacturer's Association (TEMA)
ix.	American Welding Society (AWS)
x.	National Electrical Manufacturers Association (NEMA)
xi.	National Fire Protection Association (NFPA)
xii.	International Electro-Technical Commission (AEC)
xiii.	Expansion Joint Manufacturers Association (EJMA)
xiv.	Heat Exchange Institute (HEI)
xv.	American Water Works Association (AWWA)

Other international standards, established to be equivalent or superior to the above standards shall also be acceptable. However, in the event of any conflict between the requirements of the international codes and standards and the requirements of the country’s standards and regulations, the latter shall prevail.

5.5	Consents

The Seller shall be responsible for furnishing all documents and plans required for developing, financing, constructing, operating and maintenance of the Project. For the avoidance of doubt, it is clarified that the Procurer shall be responsible for the issuance of permits and clearances, as stipulated in clause 3.1.3 above. The Seller shall be responsible for maintaining and renewing the Consents and for fulfilling all conditions specified therein.

5.6	Construction Documents

The Seller shall retain at the Site and make available for inspection to the Procurer at all reasonable times copies of the results of all tests specified in Schedule IV hereof.

5.7	Co-ordination of Construction Activities

5.7.1             Before the tenth (10th) day of each Month, during the Construction Period the Seller shall prepare and submit to the Procurer as well as Authorized Representative a monthly progress report, in the Agreed Form.

The Seller and all the Procurer shall designate from time to time, by giving a written notice to the other party up to five (5) of its employees who shall be responsible for coordinating all construction activities relating to the Project and who shall have access at all reasonable times to the other party's land for the purpose of apprising the progress of the work being carried on, subject to such designated persons or the party appointing them giving reasonable notice to the other party of such visit and subject to their complying with all reasonable safety procedures. The Procurer will have to give a written notice to the Seller of at least one (1) day, to visit the physical premises of the Complex.

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Power Purchase Agreement (PPA)

6.	ARTICLE 6: SYNCHRONISATION, COMMISSIONING AND COMMERCIAL OPERATION

6.1	Synchronization

6.1.1             The Seller shall give the Procurer and RLDC at least sixty (60) days advance preliminary written notice and at least thirty (30) days advance final written notice, of the date on which it intends to synchronize Power Station to the Grid System.

6.1.2             Subject to clause 6.1.1, Power Station may be synchronized by the Seller to the Grid System when it meets all connection conditions prescribed in any Grid Code then in effect and otherwise meets all other country legal requirements for synchronization to the Grid System.

6.2	Commissioning

6.2.1             The Seller shall be responsible for ensuring that Power Station is commissioned in accordance with Schedule IV at its own cost.

6.2.2             The Seller shall give the Procurer and the Independent Engineer not less than ten (10) days prior written notice of Commissioning Test of Power Station.

6.2.3             The Seller, the Procurer and the Independent Engineer shall each designate qualified and authorized representatives to witness and monitor Commissioning Test of Power Station.

6.2.4             Testing and measuring procedures applied during Commissioning Test shall be in accordance with the codes, practices and procedures mentioned in Schedule IV of this Agreement.

6.2.5             Within five (5) days of a Commissioning Test, the Seller shall provide the Procurer and the Independent Engineer with copies of the detailed Commissioning Test results. Within five (5) days of receipt of the Commissioning Test results, the Independent Engineer shall provide to the Procurer and the Seller in writing, his findings from the evaluation of Commissioning Test results, either in the form of Final Test Certificate certifying the matters specified in clause 6.3.1 or the reasons for non-issuance of Final Test Certificate.

6.3	Commercial Operation

6.3.1             Power Station shall be commissioned following the date when the Procurer and the Seller receive a Final Test Certificate of the Independent Engineer stating that:

a)	the Commissioning Tests have been carried out in accordance with Schedule IV, and are acceptable to him; and

b)	the results of the Performance Test show that the Power Station's Tested Capacity, is not less than ninety-five (95) percent of its Minimum Capacity (net after self-consumption), as existing on the Effective Date or in case the Seller has exercised the option under clause 3.1.1 the Contracted Capacity so finalized.

6.3.2             If the Power Station fails a Commissioning Test, the Seller may retake the relevant test, within a reasonable period after the end of the previous test, with three (3) day's prior written notice to the Procurer and the Independent Engineer. Provided however, the Procurer shall have a right to require deferment of any such re-tests for a period not exceeding fifteen (15) days, without incurring any liability for such deferment, if the Procurer is unable to provide evacuation of power to be generated, due to reasons outside the reasonable control of the Procurer or due to inadequate demand in the Grid.

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Power Purchase Agreement (PPA)

6.3.3             The Seller may retake the Performance Test by giving at least fifteen (15) days advance notice in writing to the Procurer, up to eight (8) times, during a period of one hundred and twenty (120) days (“Initial Performance Retest Period”) from Power Station's COD in order to demonstrate an increased Tested Capacity to meet the minimum requirements. Provided however, the Procurer shall have a right to require deferment of any such re-tests for a period not exceeding fifteen (15) days, without incurring any liability for such deferment, if the Procurer are unable to provide evacuation of power to be generated, due to reasons outside the reasonable control of the Procurer or due to inadequate demand in the Grid.

6.3.4             (i) If Power Station's Tested Capacity after the most recent Performance Test mentioned in clause 6.3.3 has been conducted, is less than its Minimum Capacity (3.8 MW Net) as existing on the Effective Date or in case the Seller has exercised the option under clause 3.1.1, the Capacity so finalized after testing will be the final capacity for the Minimum Capacity requirements.

6.3.5             If Power Station's Tested Capacity as at the end of the Initial Performance Retest Period or the date of the eighth (8th) Performance Test mentioned in clause 6.3.3, whichever is earlier, is found to be more than its Minimum Capacity (3.8 MW Net) as existing on the Effective Date or in case the Seller has exercised the option under clause 3.1.1., the capacity as so defined, the tested capacity shall be deemed to be the Power Station's Capacity.

6.4	Costs Incurred

The Seller expressly agrees that all costs incurred by him in synchronizing, connecting, commissioning and/or testing or retesting Power Station shall be solely and completely to his account and the Procurer's liability shall not exceed the amount of the Energy Charges payable for such power output, as set out in Schedule VIII.

7.	ARTICLE 7: OPERATION AND MAINTENANCE

The Parties shall comply with the provisions of the applicable Law including, in particular the Grid Code.

8.	ARTICLE 8: CAPACITY, AVAILABILITY AND DISPATCH

8.1	Repeat Performance Tests

8.1.1             The Procurers may from time to time during the Operating Period, but only if the available capacity has not been one hundred per cent (100%) of the Minimum Capacity of the Power Station (excluding the planned outage for capital maintenance in consultation with the Procurer) even for one continuous period of at least three (3) hours during any three continuous months, require the Seller to demonstrate the Power Station's tested capacity by carrying out a further Performance Test (a “Repeat Performance Test”) in accordance with this clause 8.1. A Repeat Performance Test shall be carried out in accordance with Schedule IV, save that the test shall last twenty-four (24) hours instead of seventy-two (72) hours. Provided that if the tested capacity after such test is less than ninety five percent (95%) of the minimum capacity as existing on the Effective Date (or in case the Seller has exercised the option under clause 3.1.1, the Minimum Capacity as so finalized) of the Commissioned Units.

8.1.2             The Procurer shall give the Seller not less than seven (7) days' advance written notice of the time when a Repeat Performance Test of the Power Station is to begin. A Repeat Performance Test may not be scheduled for any period when the Power Station is due to undergo a Scheduled Outage.

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8.1.3             The Procurer and Seller shall jointly appoint the Independent Engineer to monitor the Repeat Performance Test and to certify the results.

8.1.4             If the Seller wishes to take Power Station, out of service for repair before a Repeat Performance Test, it shall inform the Procurer in writing before its scheduled start of the repairs and the estimated time required to complete the repairs. The Parties shall then schedule a Maintenance Outage in accordance with the Grid Code to enable the Seller to carry out those repairs and in such a case, the Procurer, requiring the Repeat Performance Test, shall defer the Repeat Performance Test until Power Station is returned to service following that Maintenance Outage.

8.1.5             The Seller, the Procurer and the Independent Engineer shall each have the right to designate qualified and authorized representatives (but are not obligated to do so) to monitor the Repeat Performance Test.

8.1.6             Testing and measurement procedures applied during the Repeat Performance Test shall be in accordance with the codes, practices of procedures as generally/normally applied for the Performance Tests (refer to Schedule IV).

8.1.7             Within five (5) days of a Repeat Performance Test, the Seller shall provide to the Procurer and the Independent Engineer with copies of the detailed test results.

8.1.8             Within five (5) days of receipt of the Commissioning Test results, the Independent Engineer shall provide to the Procurer and the Seller in writing, his findings from the evaluation of Commissioning Test results, either in the form of Final Test Certificate certifying the matters specified in clause 6.3.1 or the reasons for non-issuance of Final Test Certificate.

8.1.9             Within one (1) Month of the date by which the Power Station has been commissioned, the Seller shall conduct a Performance Test of the Power Station (hereinafter referred to as “Power Station Performance Test”) whereafter the provisions of clause 8.2 shall apply. A Power Station Performance Test shall be carried out in accordance with clause 1.1 of Schedule IV, save that the test shall last twenty-four (24) hours instead of seventy-two (72) hours.

8.2	Availability

The Seller shall comply with the provisions of the applicable Law regarding Availability including, in particular, to the provisions of the Grid Code relating to intimation of Availability and the matters incidental thereto.

8.3	Dispatch

The Power Station shall enjoy a must-run status and accordingly, no other merit order will apply, for the term of the contract and renewal option, thereof.

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Power Purchase Agreement (PPA)

9.	ARTICLE 9: METERING AND ENERGY ACCOUNTING

9.1	Meters

For installation of Meters, Meter testing, Meter calibration and Meter reading and all matters incidental thereto, the Seller and the Procurer shall follow and be bound by the Central Electricity Authority (Installation and Operation of Meters) Regulations, the Grid Code and ABT as amended and revised from time to time. In addition, the Seller shall also allow and facilitate CTU in installation of one set of required main and standby special energy meters for accurate recording of energy supplied by Seller. For these CTU meters (110V, 1A, 4-wire), the Seller shall provide the required connection from EHV current transformers/ bushing CTs/ voltage transformers/ CVTs on EHV side of all generator-transformers, station transformers and outgoing lines, of meter accuracy of 0.2 class or better. The Seller may install any further meters for its own comfort at its own cost.

10.	ARTICLE 10: INSURANCES

10.1	Insurance

The Seller shall effect and maintain or cause to be affected and maintained during the Construction Period and Operating Period, Insurances against such risks, with such deductibles and with such endorsements and co-insured(s), which the Prudent Utility Practices would ordinarily merit maintenance of and as required under the Financing Agreements.

10.2	Application of Insurance Proceeds

Save as expressly provided in this Agreement or the Insurances, the proceeds of any insurance claim made due to loss or damage to the Project or any part of the Project shall be first applied to reinstatement, replacement or renewal of such loss or damage of the project.

If an Event renders the Project no longer economically and technically viable and the insurers under the Insurances make payment on a “total loss” or equivalent basis, the Procurer shall have no claim on such proceeds of such Insurance.

10.3	Effect on liability of the Procurer

Notwithstanding any liability or obligation that may arise under this Agreement, any loss, damage, liability, payment, obligation or expense which is insured or for which the Seller can claim compensation, shall be paid by the Insurer to the Seller, and the Procurer agrees and endorses same, by these presences.

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11.	ARTICLE 11: BILLING AND PAYMENT

11.1	General

From the COD of the Power Station, Procurer shall pay the Seller the Weekly Tariff Payment, on or before the Due Date, comprising of Tariff for every Contract Year, determined in accordance with this Article 11 and Schedule VIII. All Tariff payments by Procurer shall be in United States Dollars.

Provided however, if the Procurer avails of any Electrical output from the Seller prior to the Commercial Operation Date (“Infirm Power”) of the Unit, then also Procurer shall be liable to pay Energy Charges (as applicable for the Contract Year in which the Infirm Power is supplied or next Contract Year in case no Energy Charges are mentioned in such Contract Year), for Infirm Power generated by Power Station. The quantum of Infirm Power generated by Power Station synchronized but not have been put on COD shall be computed from the energy accounting and audit meters installed at the Power Station as per Central Electricity Authority Regulations.

11.2	Delivery and content of Weekly Bills

11.2.1             The Seller shall issue to Procurer a Weekly Bill.:

11.2.2             Each Weekly Bill and Provisional Bill shall include:

i.	Energy account for the relevant Week as per REA for Weekly Bill and RLDC's daily energy account for Provisional Bill;

ii.	the Seller's computation of the Weekly Tariff Payment in accordance with Schedules VI and X; and

iii.	supporting data, documents and calculations in accordance with this Agreement

11.3	Payment of Weekly Bills

11.3.1             Procurer shall pay the amount payable under Weekly Bill on the Due Date to such account of the Seller by “Direct Deposit” or against a “Revolving Letter of Credit” issued by the Procurer for the Benefit of the Seller as described in clause 11.4 (if Direct Deposit is not effected), in accordance with clause 11.3.3 below.

All payments made by the Procurer shall be by appropriate order of priority:

a)	towards Late Payment Surcharge, payable by the Procurer, if any;

b)	towards earlier unpaid Weekly Bill, if any, and

c)	towards the then current Weekly Bill.

11.3.2             All payments required to be made under this Agreement shall only include any deduction or set off for deductions required by the Law; and amounts claimed by the Procurer from the Seller, through an invoice duly acknowledged by the Seller, to be payable by the Seller, and not disputed by the Seller within thirty (30) days of receipt of the said invoice and such deduction or set-off shall be made to the extent of the amounts not disputed. It is clarified that the Procurer shall be entitled to claim any set off or deduction under this clause, after expiry of the said thirty (30) day period.

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Power Purchase Agreement (PPA)

Provided further, the maximum amounts that can be deducted or set-off by the Procurer under this Article in a Contract Year shall not exceed twenty (20) percent of the weekly billing.

11.3.3             The Seller shall open a bank account as designated by Lenders (the “Designated Account”), and shall not be refuted by Procurer (First Party), for all Tariff Payments to be made by Procurer to the Seller, and notify Procurer of the details of such account at least ninety (90) days before the dispatch of the first Weekly Bill by the Procurer. Procurer shall instruct their respective bankers to make all payments under this agreement to the Designated Account and shall notify the Seller of such instructions on the same day. Procurer shall also designate a bank for payments to be made by the Seller (including Supplementary Bills) to Procurer and notify the Seller of the details of such account ninety (90) days before the COD of the Power Station.

11.3.4             In the event of delay in payment of a Weekly Bill by Procurer beyond its Due Date weekly billing, a Late Payment Surcharge shall be payable by Procurer to the Seller at the rate of twenty-two (22) percent APR (“Annual Percentage Rate”), on the amount of outstanding payment, calculated on a day to day basis (and compounded with daily interest), for each day of the delay.

11.4	Payment Mechanism

11.4.1             Irrevocable Revolving Letter of Credit:

Procurer shall provide to the Seller, in respect of payment of its Weekly Bills, an unconditional, revolving and irrevocable letter of credit (Letter of Credit - RLC), opened and maintained by Procurer, which may be drawn upon by the Seller in accordance with clauses 11.4.1.1 through 11.4.1.7. The Procurer shall provide the Seller draft of the Letter of Credit proposed to be provided to the Seller for final review and critiques, which shall adhere to the essence of these presences.

11.4.1.1             Not later than three (3) Months following the signature of these presences, Procurer shall through its scheduled bank (reference clause 11.3.3) open a Letter of Credit in favour of the Seller (Beneficiary), to be made operative from a date prior to the Due Date of its first Weekly Bill under this Agreement. The Irrevocable Revolving Letter of Credit shall have a term of twelve (12) Months, renewed every year for the duration of the term and renewal option thereof, and shall be replenished to its face value four (4) times per annum, for an amount:

i.	for the first Contract Year, equal to one point one (1.1) times the estimated average yearly billing based on 100% of the Gross Energy production (Megawatts) multiplied by 1000 kW per Megawatt by twenty-four (24) hours per day multiplied by three hundred and sixty-five (365) days per year multiplied by the Tariff payment of the first year, and

MW-h x 1000 kW/MW x 24h/day x 365 day/year x y (Annex 10) x 1.5 = LCR

ii.	for each subsequent Contract Year, equal to the one point one (1.1) times the average of the Yearly Tariff Payments of the previous Contract Year (refer to Schedule VIII).

Provided that the procurer has not effected a Direct Deposit to the Seller’s designated account for payment of its weekly invoice, the Seller shall draw upon such Irrevocable Revolving Letter of Credit immediately thereafter for the payment of the relevant Weekly Bill, as further elaborated in clause 11.4.1.3.

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Provided further that if at any time, such Irrevocable Revolving Letter of Credit amount falls short of the amount specified in clause 11.4.1.1 or clause 11.4.1.7 otherwise than by reason of drawal of such Letter of Credit by the Seller, the Procurer shall restore such shortfall within seven (7) days.

11.4.1.2             Procurer shall cause the scheduled bank issuing the Irrevocable Revolving Letter of Credit to intimate the Seller, in writing regarding establishing of such irrevocable Revolving Letter of Credit.

11.4.1.3             If Procurer fails to pay a Weekly Bill or part thereof within and including the Due Date, then, subject to clause 11.3.3, the Seller may draw upon the Letter of Credit, and accordingly the bank shall pay without any reference or instructions from the Procurer, an amount equal to such Weekly Bill or part thereof plus Late Payment Surcharge, if applicable, in accordance with clause 11.3.4 above, by presenting to the scheduled bank issuing the Letter of Credit, the following documents:

i.	a copy of the Weekly Bill which has remained unpaid by such Procurer;

ii.	a certificate from the Seller to the effect that the bill at item (i) above, or specified part thereof, is in accordance with the Agreement and has remained unpaid beyond the Due Date; and

iii.	Calculations of applicable Late Payment Surcharge, if any.

Further, on the occurrence of such an event as envisaged herein, the Seller shall immediately inform the Procurer of the said failure of the Procurer to pay the Weekly Bill or part thereof and shall send regular updates to the Procurer containing details of the amount claimed by the Seller, as per the provisions of this clause and payments made by the Procurer pursuant to such claim.

For the avoidance of doubt it is clarified that the Seller shall not be entitled to drawdown on the Letter of Credit for any failure of Procurer to pay a Supplementary Bill.

11.4.1.5             Procurer shall ensure that the Irrevocable Revolving letter of Credit shall be renewed not later than forty-five (45) days prior to its expiry, annually.

11.4.1.6             All costs relating to opening and maintenance of the Letter of Credit shall be borne by the Procurer.

11.4.1.7             Where necessary, the Irrevocable Revolving Letter of Credit may also be substituted by an unconditional and irrevocable bank guarantee or an equivalent financial instrument as mutually agreed by the Procurer and the Seller.

11.5	Disputed Bill

11.5.1             If a Party does not dispute a Weekly Bill, Provisional Bill or a Supplementary Bill raised by the other Party within thirty (30) days of receiving it, such bill shall be taken as conclusive.

11.5.2             If a Party disputes the amount payable under a Weekly Bill, Provisional Bill or a Supplementary Bill, as the case may be, that Party shall, within seven (7) days of receiving such bill, issue a notice (the “Bill Dispute Notice”) to the invoicing Party setting out:

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i.	the details of the disputed amount;
ii.	its estimate of what the correct amount should be; and
iii.	all written material in support of its claim.

11.5.3             If the invoicing Party agrees to the claim raised in the Bill Dispute Notice issued pursuant to clause 11.5.2, the invoicing Party shall levies such bill within seven (7) days of receiving such notice and if the disputing Party has already made the excess payment, refund to the disputing Party such excess amount within fifteen (15) days of receiving such notice. In such a case excess amount shall be refunded along with interest at the same rate as Late Payment Surcharge which shall be applied from the date on which such excess payment was made to the invoicing Party and up to and including the date on which such payment has been received.

11.5.4             If the invoicing Party does not agree to the claim raised in the Bill Dispute Notice issued pursuant to clause 11.5.2, it shall, within fifteen (15) days of receiving the Bill Dispute Notice, furnish a notice to the disputing Party providing:

i.	reasons for its disagreement;
ii.	its estimate of what the correct amount should be; and
iii.	all written material in support of its counter-claim.

11.5.5             Upon receipt of notice of disagreement to the Bill Dispute Notice under clause 11.5.4, authorized representative(s) or a director of the board of directors/member of board of each Party shall meet and make best endeavours to amicably resolve such dispute within fifteen (15) days of receiving such notice of disagreement to the Bill Dispute Notice.

11.5.6             If the Parties do not amicably resolve the Dispute within fifteen (15) days of receipt of notice of disagreement to the Bill Dispute Notice pursuant to clause 11.5.4 the matter shall be referred to Dispute Resolution in accordance with clause 17.

11.5.7             In case of Disputed Bills, it shall be open to the aggrieved party to approach the Appropriate Commission for Dispute Resolution in accordance with clause 17 and also for interim orders protecting its interest including for orders for interim payment pending Dispute Resolution and the Parties shall be bound by the decision of the Appropriate Commission, including in regard to interest or Late Payment Surcharge, if any directed to be paid by the Appropriate Commission.

11.5.8             If a Dispute regarding a Weekly Bill, Provisional Bill or a Supplementary Bill is settled pursuant to clause 11.5.5 or by Dispute resolution mechanism provided in this Agreement in favour of the Party that issues a Bill Dispute Notice, the other Party shall refund the amount, if any incorrectly charged and collected from the disputing Party or pay as required, within five (5) days of the Dispute either being amicably resolved by the Parties pursuant to clause 11.6.5 or settled by Dispute resolution mechanism along with interest at the same rate as Late Payment Surcharge from the date on which such payment had been made to the invoicing Party or the date on which such payment was originally due, as may be applicable.

11.6	Quarterly and Annual Reconciliation

Parties acknowledge that all payments made against Weekly Bills, Provisional Bill and Supplementary Bills shall be subject to quarterly reconciliation at the beginning of the following quarter of each Contract Year and annual reconciliation at the end of each Contract Year to take into account REA, Tariff Adjustment Payments, Tariff Rebate Payments, Late Payment Surcharge, or any other reasonable circumstance provided under this Agreement. The Parties, therefore, agree that as soon as all such data in respect of any quarter of a Contract Year or a full Contract Year as the case may be has been finally verified and adjusted, the Seller and Procurer shall jointly sign such reconciliation statement. Within fifteen (15) days of signing of a reconciliation statement, the Seller or Procurer, as the case may be, shall raise a Supplementary Bill for the Tariff Adjustment Payments for the relevant quarter/ Contract Year and shall make payment of such Supplementary Bill for the Tariff Adjustment Payments for the relevant quarter/Contract Year. Late Payment Surcharge shall be payable in such case from the date on which such payment had been made to the invoicing Party or the date on which any payment was originally due, as may be applicable. Any dispute with regard to the above reconciliation shall be dealt with in accordance with the provisions of Article 17.

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11.7	Payment of Supplementary Bill

11.7.1             Either Party may raise a bill on the other Party (“Supplementary Bill”) for payment on account of:

i.	Adjustments required by the Regional Energy Account (if applicable);

ii.	Tariff Payment for change in parameters, pursuant to provisions in Schedules VI and X; or and such Bill shall be paid by the other Party.

11.7.2             Procurer shall remit all amounts due under a Supplementary Bill raised by the Seller to the Seller's Designated Account by the Due Date and notify the Seller of such remittance on the same day. Similarly, the Seller shall pay all amounts due under a Supplementary Bill raised by Procurer by the Due Date to the Procurer's designated bank account and notify the Procurer of such payment on the same day.

11.7.3             In the event of delay in payment of a Supplementary Bill by either Party beyond its Due Date, a Late Payment Surcharge shall be payable at the same terms applicable to the Weekly Bill in clause 11.3.4.

11.8	Payment for Startup Power

The Seller shall be liable to pay for the power and energy consumed for start-up of the Project and commissioning, to the distribution Licensee(s) in whose area the Project is located or such other entity from whom such power/energy is sourced, at the then prevalent rates payable by such industrial consumers.

11.9	The copy of all notices/offers

The copy of all notices/offers which are required to be sent as per the provisions of this clause 11 shall be sent by either Party, simultaneously to all Parties.

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12.	ARTICLE 12: FORCE MAJEURE

12.1             Definitions

In this Article 12, the following terms shall have the following meanings:

12.2             Affected Party

An affected Party means the Procurer or the Seller whose performance has been affected by an event of Force Majeure.

An event of Force Majeure affecting the CTU/STU or any other agent of Procurer, which has affected the Interconnection Facilities, shall be deemed to be an event of Force Majeure affecting Procurer.

Any event of Force Majeure affecting the performance of the Seller's contractors shall be deemed to be an event of Force Majeure affecting Seller only if the Force Majeure event is affecting and resulting in:

a)	late delivery of plant, machinery, equipment, materials, spare parts, Fuel, water or consumables for the Project; or

b)	a delay in the performance of any of the Seller's contractors.

Similarly, any event of Force Majeure affecting the performance of the Procurer's contractor for the setting up or operating Interconnection Facilities shall be deemed to be an event of Force Majeure affecting Procurer only if the Force Majeure event is resulting in a delay in the Performance of Procurer's contractors.

12.3             Force Majeure

A “Force Majeure” means any event or circumstance or combination of events and circumstances including those stated below that wholly or partly prevents or unavoidably delays an Affected Party in the performance of its obligations under this Agreement, but only if and to the extent that such events or circumstances are not within the reasonable control, directly or indirectly, of the Affected Party and could not have been avoided if the Affected Party had taken reasonable care or complied with Prudent Utility Practices:

i.	Natural Force Majeure Events:

Act of God, including, but not limited to lightning, drought, fire and explosion (to the extent originating from a source external to the Site), earthquake, volcanic eruption, landslide, flood, cyclone, typhoon, tornado, or exceptionally adverse weather conditions:

ii.	Non - Natural Force Majeure Events:

1.	Direct Non - Natural Force Majeure Events:

a)	Nationalization or compulsory acquisition by any Governmental Instrumentality of any material assets or rights of the Seller or the Seller's contractors; or

b)	the unlawful, unreasonable or discriminatory relocation of, or refusal to renew, any Consent required by the Seller or any of the Seller's contractors to perform their obligations under the Project Documents or any unlawful, unreasonable or discriminatory refusal to grant any other consent required for the development/ operation of the Project. Provided that an appropriate court of law declares the revocation or refusal to be unlawful, unreasonable and discriminatory and strikes the same down.

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c)	any other unlawful, unreasonable or discriminatory action on the part of a Government Instrumentality which is directed against the Project. Provided that an appropriate court of law declares the revocation or refusal to be unlawful, unreasonable and discriminatory and strikes the same down.

2.	Indirect Non - Natural Force Majeure Events

a)	any act of war (whether declared or undeclared), invasion, armed conflict or act of foreign enemy, blockade, embargo, revolution, riot, insurrection, terrorist or military action); or

b)	Radioactive contamination or ionizing radiation originating from a source in the country or resulting from another Indirect Non Natural Force Majeure Event excluding circumstances where the source or cause of contamination or radiation is brought or has been brought into or near the site by the Affected Party or those employed or engaged by the Affected Party.

c)	Labor disturbances & strikes having a nationwide impact in the country.

12.4             Force Majeure Exclusions

Force Majeure shall not include (i) any event or circumstance which is within the reasonable control of the Parties and (ii) the following conditions, except to the extent that they are consequences of an event of Force Majeure:

a)	Unavailability, late delivery, or changes in cost of the plant, machinery, equipment, materials, spare parts, Fuel or consumables for the Project;

b)	Delay in the performance of any contractor, sub-contractors or their agents excluding the conditions as mentioned in clause 12.2;

c)	Non-performance resulting from normal wear and tear typically experienced in power generation materials and equipment;

d)	Strikes or labour disturbance at the facilities of the Affected Party;

e)	Insufficiency of finances or funds or the agreement becoming onerous to perform;

f)	Non-performance caused by, or connected with, the Affected Party's:

i.	Negligent or intentional acts, errors or omissions;

ii.	Failure to comply with Autonomous Island of Grande Comore, Union of the Comoros Law; or

iii.	Breach of, or default under this Agreement or any Project Documents.

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12.5             Notification of Force Majeure Event

The Affected Party shall give notice to the other Party of any event of Force Majeure as soon as reasonably practicable, but not later than seven (7) days after the date on which such Party knew or should reasonably have known of the commencement of the event of Force Majeure. If an event of Force Majeure results in a breakdown of communications rendering it unreasonable to give notice within the applicable time limit specified herein, then the Party claiming Force Majeure shall give such notice as soon as reasonably practicable after reinstatement of communications, but not later than one (1) day after such reinstatement, provided that such notice shall be a pre-condition to the Seller's entitlement to claim relief under this Agreement. Such notice shall include full particulars of the event of Force Majeure, its effects on the Party claiming relief and the remedial measures proposed. The Affected Party shall give the other Party regular (and not less than monthly) reports on the progress of those remedial measures and such other information as the other Party may reasonably request about the situation.

The Affected Party shall give notice to the other Party of (i) the cessation of the relevant event of Force Majeure; and (ii) the cessation of the effects of such event of Force Majeure on the performance of its rights or obligations under this Agreement, as soon as practicable after becoming aware of each of these cessations.

12.6             Duty to perform and duty to Mitigate

To the extent not prevented by a Force Majeure event pursuant to clause 12.3, the Affected Party shall continue to perform its obligations pursuant to this Agreement. The Affected Party shall use its reasonable efforts to mitigate the effect of any event of Force Majeure as soon as practicable.

12.7            Available Relief for a Force Majeure Event

Subject to this Article 12:

a)	no Party shall be in breach of its obligations pursuant to this Agreement to the extent that the performance of its obligations was prevented, hindered or delayed due to a Force Majeure Event;

b)	every Party shall be entitled to claim relief in relation to a Force Majeure Event in regard to its obligations, and

c)	in case of a Non-Natural Force Indirect Majeure Event affecting the Procurer which adversely affects the performance obligations of the Seller under this Agreement, the following provisions shall apply.

i.	if the average Availability of the Power Station is reduced below sixty (60) percent for over two (2) consecutive months or for any nonconsecutive period of four (4) months both within any continuous period of sixty (60) months, then, with effect from the end of that period and for so long as the daily average availability of the Power Station continues to be reduced below sixty (60) percent, the Procurer shall make payments for Debt Service for the duration of force majeure.

ii.	For so long as the Seller is claiming relief due to any Natural Force Majeure Event affecting the Procurer under this Agreement, the Procurer may from time to time on one (1) days notice inspect the Project and the Seller shall provide Procurer's personnel with access to the Project to carry out such inspections, subject to the Procurer's personnel complying with all reasonable safety precautions and standards.

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d)	In the case of an unnatural event of direct force majeure preventing the Seller from his obligations:

i.	The Procurer will pay all incurred expenses, operational costs, bills and invoices, even though the Seller does not procure any electricity for resale to the Procurer (Full responsibility of Procurer). In this case, the Seller may terminate the contract, as a breach of contract on behalf of the Procurer, with prejudice, and the Procurer will pay all costs and Penalties to Seller, whereby the costs and penalties are the same as referenced in the Municipal Solid Waste Concession Agreement.

12.8            Additional Compensation and Procurer's Subrogation

If the Seller is entitled, whether actually or contingently, to be compensated by any person/entity (Insurance) other than the Procurer as a result of the occurrence of a Non Natural Indirect Force Majeure Event affecting the Procurer for which it has received compensation from the Procurer pursuant to this Article 12.7 (c) i, the Procurer shall be fully subrogated to the Seller's rights against that person to the extent of the compensation paid by the Procurer to the Seller. Provided that in case the Seller has actually received compensation from any person other than the Procurer as well as the Procurer as a result of the occurrence of a Non-Natural Indirect Force Majeure Event affecting the Procurer, then the Seller shall forthwith refund the compensation received by it (without any accrued interest) from the Procurer but only to the maximum extent of the compensation received by the Seller from any person other than the Procurer.

13.	ARTICLE 13: EVENTS OF DEFAULT & TERMINATION

13.1             Seller Event of Default

The occurrence and continuation of any of the following events, unless any such event occurs as a result of a Force Majeure Event or a breach by Procurer of its obligations under this Agreement, shall constitute a Seller Event of Default:

i.	the failure to Commission the Power Station by the date falling twelve (12) Months after its Scheduled Commercial Operation Date, or

ii.	after the commencement of construction of the Project, the abandonment by the Seller or the Seller's Construction Contractors of the construction of the Project for a continuous period of two (2) Months and such default is not rectified within thirty (30) days from the receipt of first notice from the Procurer in this regard, or

iii.	if at any time following the Power Station being Commissioned and during its retest, as per Article 8, the Tested Capacity is less than eighty (80) percent of its Contracted Capacity, as existing on the Effective Date or in case the Seller has exercised the option under clause 3.1.1 the Contracted Capacity so finalized, and such Tested Capacity remains below eighty (80) percent even for a period of three (3) Months thereafter; or

iv.	after Commercial Operation Date of the Power Station, the Seller fails to achieve Average Availability of sixty five percent (65%), for a period of twelve (12) consecutive Months or within a non-consecutive period of twelve (12) Months within any continuous aggregate period of thirty-six (36) Months, or

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v.	if the Seller:

a)	negates any of its rights and/or obligations under this agreement, in violation of this Agreement; or

vi.	if (a) the Seller becomes voluntarily or involuntarily the subject of any bankruptcy or insolvency or winding up proceedings and such proceedings remain uncontested for a period of thirty (30) days, or (b) any winding up or bankruptcy or insolvency order is passed against the Seller, or (c) the Seller goes into liquidation or dissolution or has a receiver or any similar officer appointed over all or substantially all of its assets or official liquidator is appointed to manage its affairs, pursuant to Law, provided that a dissolution or liquidation of the Seller will not be an Event of Default if such dissolution or liquidation is for the purpose of a merger, consolidation or reorganization and where the resulting company continues to meet the financial and technical requirements till COD of the Power Station, and retains creditworthiness similar to the Seller and expressly assumes all obligations of the Seller under this Agreement and is in a position to perform them; or

vii.	the Seller repudiates this Agreement and does not rectify such breach even within a period of sixty (60) days from a notice from the Procurer in this regard; or

viii.	the Seller fails to complete/fulfill the activities/conditions specified in clause 3.1.2, beyond a period of 8 Months from the specified period in clause 3.1.2 and the right of termination under clause 3.3.2 is invoked by the Procurer; or

ix.	Occurrence of any other event which is specified in this Agreement to be a material breach/default of the Seller.

13.2             Procurer Event of Default

The occurrence and the continuation of any of the following events, unless any such event occurs as a result of a Force Majeure Event (natural and/or non-natural indirect) or a breach by the Seller of its obligations under this Agreement, shall constitute the Event of Default on the part of defaulting Procurer:

i.	a defaulting Procurer fails to pay (with respect to a Weekly Bill or a Supplementary Bill) an amount exceeding fifteen (15) percent of the undisputed part of the Weekly / Supplementary Bill for a period of ninety (90) days after the Due Date and the Seller is unable to recover the amount outstanding to the Seller through the Irrevocable Revolving Letter of Credit; or

ii.	the defaulting Procurer repudiates this Agreement and does not rectify such breach even within a period of thirty (30) days from a notice from the Seller in this regard; or

iii.	any representation and warranties made by the Procurer of this Agreement (Schedule VII) being found to be untrue or inaccurate. Provided however, prior to considering any event specified under this sub-article to be an Event of Default, the Seller shall give a notice to the Procurer in writing of thirty (30) days. If the Procurer responds to the aforesaid notice within the thirty (30) days of reception, the Procurer will be granted thirty days to remedy same. If the Procurer does not respond, the Seller will send a written notice to terminate the contract within seven (7) days, thereafter for Event of Default and Termination, with prejudice; or

iv.	occurrence of any other event which is specified in this Agreement to be a material breach/default of the Seller.

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13.3 Procedure for cases of Seller Event of Default

13.3.1             Upon the occurrence and continuation of any Seller Event of Default under clause 13.1, the Procurer shall have the right to deliver to the Seller a Procurer Preliminary Default Notice, which shall specify in reasonable detail, the circumstances giving rise to the issue of such notice.

13.3.2             Following the issue of Procurer’s Preliminary thirty (30) day Default Notice, the Seller shall be given thirty (30) days or such longer period as the Parties may agree, after Seller’s written response within the thirty (30) days of the Procurer’s notice, for the remedy of same.

13.3.3             During the Consultation Period, the Parties shall, save as otherwise provided in this Agreement, continue to perform their respective obligations under this Agreement.

13.3.4             Within a period of seven (7) days following the expiry of the sixty (60) day notice and response period unless the Parties shall have otherwise agreed to the contrary or the Seller Event of Default giving rise to the Consultation Period shall have been remedied, the Lenders may exercise or the Procurer may require the Lenders to exercise their substitution rights and other rights provided to them, if any, under Financing Agreements and the Procurer would have no objection to the Lenders exercising their rights if it is in consonance with provisions of Schedule IX.

13.4 Termination for Procurer Events of Default

13.4.1             Upon the occurrence and continuation of any Procurer Event of Default under clause 13.2, the Seller shall have the right to deliver to the Procurer a Seller Preliminary Default Notice, which shall specify in reasonable detail, the circumstances giving rise to the issue of such notice.

13.4.2             Following the issue of Seller’s Preliminary thirty (30) day Default Notice, the Procurer shall be given thirty (30) days or such longer period as the Parties may agree, after Procurer’s written response within the thirty (30) days of the Seller’s notice, for the remedy of same.

13.4.3             During the Consultation Period, the Parties shall continue to perform their respective obligations under this Agreement.

13.4.4             After a period of seven (7) days following the expiry of the Consultation Period and unless the Parties shall have otherwise agreed to the contrary or the Procurer Event of Default shall have been remedied, the Procurer will continue to respect all of his obligations until the end of the term of the contract and the renewal option. If, after the sixty (60) days, the Procurer did not remedy the default, the Seller will send a seven (7) day notice to deem this contract null and void (Termination of Contract). The Procurer will be totally responsible for penalties, damages, interest, and other related prejudices.

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14.	ARTICLE 14: LIMITATION OF LIABILITY

Except as expressly provided in this Agreement, neither the Seller nor Procurer nor their respective officers, directors, agents, employees or Affiliates (or their officers, directors, agents or employees), shall be liable or responsible to the other Party or its Affiliates, officers, directors, agents, employees, successors or permitted assigns (or their respective insurers) for incidental, indirect or consequential damages, connected with or resulting from performance or non-performance of this Agreement, or anything done in connection herewith, including claims in the nature of lost revenues, income or profits (other than payments expressly required and properly due under this Agreement), any increased expense of, reduction in or loss of power generation production or equipment used therefore, irrespective of whether such claims are based upon breach of warranty, tort (including negligence, whether of the Procurers, the Seller or others), strict liability, contract, breach of statutory duty, operation of law or otherwise. Procurer shall have no recourse against any officer, director or shareholder of the Seller or any Affiliate of the Seller or any of its officers, directors or shareholders for such claims excluded under this Article.

15.	ARTICLE 15: ASSIGNMENTS AND CHARGES

15.1	Assignments

This Agreement shall be binding upon, and inure to the benefit of the Parties and their respective successors and permitted assigns. The Seller can assign (sell/transfer) this agreement to any affiliate, holding, third party or Lenders by simply notifying Procurer of same. This Agreement and the other Project Documents shall continue to remain valid and binding on such successor of assignment (sell/transfer).

For further clarity and notwithstanding anything contained above in this clause, the Seller shall not require any prior approval of the Procurer for assigning its rights and obligations under this Agreement.

Permitted Charges

15.2.1             Notwithstanding anything contained in clause 15.1, the Seller shall not require any prior approval of Procurer (First Party) for creating any encumbrance, right, title, or interest over all or part of the receivables, Payment Mechanism or the Project Facilities and/or the other assets of the Project and/or the Project Documents in favour of the Lenders or the Lender's Representative on their behalf, only for the purposes of carrying out the obligations under this Agreement, as security for:

a)	amounts payable under the Financing Agreements; and

b)	any other amounts agreed by the Parties,

15.2.2             clause 15.1 does not apply to:

a)	liens arising by operation of law (or by an agreement evidencing the same) in the ordinary course of the Seller carrying out the Project;

b)	pledges of goods, the related documents of title and / or other related documents, arising or created in the ordinary course of the Seller carrying out the Project; or

c)	security arising out of retention of title provisions in relation to goods acquired in the ordinary course of the Seller carrying out the Project.

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16.	ARTICLE 16: GOVERNING LAW AND DISPUTE RESOLUTION (ARBITRATION)

16.1 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Canada.

16.2 Amicable Settlement

16.2.1             Either Party is entitled to raise any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement including its existence or validity or termination (collectively “Dispute”) by giving a written notice to the other Party, which shall contain:

i.	a description of the Dispute;

ii.	the grounds for such Dispute; and

iii.	all written material in support of its claim.

16.2.2             The other Party shall, within thirty (30) days of issue of dispute notice issued under clause 16.2.1, furnish:

i.	counter-claim and defenses, if any, regarding the Dispute; and

ii.	all written material in support of its defenses and counter-claim.

16.2.3             Within thirty (30) days of issue of notice by any Party pursuant to clause 16.2.1 or clause 16.2.2, both the Parties to the Dispute shall meet to settle such Dispute amicably. If the Parties fail to resolve the Dispute amicably within thirty (30) days of receipt of the notice referred to in the preceding sentence, the Dispute shall be referred to Dispute Resolution in accordance with clause 16.3.

16.3 Dispute Resolution

16.3.1             For all disputes that arise, the Disputes will be resolved by arbitration, and will respect the rules, regulations and procedures thereto. The Disputes shall be resolved by arbitration under the Canadian Arbitration and Conciliation Act and its by-laws. Herein under is the procedure to be followed:

i.	The Arbitration tribunal shall consist of three (3) arbitrators to be appointed in accordance with the Canadian Council of Arbitration Rules. Each of the parties will select an arbitrator and the two (2) arbitrators will select the third (3rd) arbitrator.

ii.	The place of arbitration shall be Canada. The language of the arbitration shall be English, with official translation services in French.

iii.	The arbitration tribunal's award shall be substantiated in writing. The arbitration tribunal shall also decide on the costs of the arbitration proceedings and the allocation thereof.

iv.	The arbitration decision (award) shall be approved as final and enforceable in any court having jurisdiction in the country of the First Party, acknowledging and approving same, subject to the applicable laws thereto.

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16.4 Parties to Perform Obligations

Notwithstanding the existence of any Dispute and difference referred to the Appropriate Commission or the arbitral tribunal as provided in clause 16.3 and save as the Appropriate Commission or the arbitral tribunal may otherwise direct by a final or interim order, the Parties hereto shall continue to perform their respective obligations (which are not in dispute) under this Agreement.

17. ARTICLE 17: MISCELLANEOUS PROVISIONS

17.1 Amendment

This Agreement may only be amended or supplemented by a written agreement between the Parties and after duly obtaining the approval of the Appropriate Commission, where necessary.

17.2 Third Party Beneficiaries

This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and shall not be construed as creating any duty, standard of care or any liability to, any person not a party to this Agreement.

17.3 No Waiver

A valid waiver by a Party shall be in writing and executed by an authorized representative of that Party. Neither the failure by any Party to insist on the performance of the terms, conditions, and provisions of this Agreement nor time or other indulgence granted by any Party to the other Parties shall act as a waiver of such breach or acceptance of any variation or the relinquishment of any such right or any other right under this Agreement, which shall remain in full force and effect.

17.4 Entirety

17.4.1             This Agreement and the Schedules are intended by the Parties as the final expression of their agreement and are intended also as a complete and exclusive statement of the terms of their agreement.

17.4.2             Except as provided in this Agreement, all prior written or oral understandings, offers or other communications of every kind pertaining to this Agreement by and between the Procurer and the Seller shall stand superseded and abrogated.

17.5 Confidentiality

The Parties undertake to hold in confidence this Agreement and Project Documents and not to disclose the terms and conditions of the transaction contemplated hereby to third parties (without the prior written consent of the other Parties), except:

a)	to their professional advisors;

b)	to their officers, contractors, employees, agents or representatives, financiers, who need to have access to such information for the proper performance of their activities; or

c)	disclosures required under Law.

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17.6 Affirmation

The Seller and Procurer, each affirm that neither it, nor its respective directors, employees or agents has paid or undertaken to pay or shall in the future pay any unlawful commission, pay-off or kick-back.

17.7 Severability

The invalidity or enforceability, for any reason, of any part of this Agreement shall not prejudice or affect the validity or enforceability of the remainder of this Agreement, unless the part held invalid or unenforceable is fundamental to this Agreement.

17.8 No Partnership

None of the provisions of this Agreement shall constitute a partnership or agency or any such similar relationship between the Seller and Procurer.

17.9 Survival

Notwithstanding anything to the contrary herein, the provisions of this Agreement, including clause 3.3.2, clause 10.2 (Application of Insurance Proceeds), Article 12 (Force Majeure), Article 13 (Events of Default and Termination), Article 16 including clause 16.3 (Governing Law and Dispute Resolution), Article 17 (Miscellaneous), and other Articles and Schedules of this Agreement which expressly or by their nature survive the term (and/or the exercised renewal option) of this Agreement shall continue and survive any expiry or termination of this Agreement.

17.10             Counterparts

This Agreement may be executed in six (6) or more counterparts, each of which shall be deemed an original and all of which collectively shall be deemed one and the same instrument.

17.11             Notices

All notices to be given under this Agreement shall be in writing and in the English Language.

All notices must be delivered personally, by registered post or any method duly acknowledged or facsimile to the addresses below:

Seller:

BioCrude Technologies, Inc.

1255 Phillips Square, Suite 605

Montreal, Québec, Canada H3B 3G5

(Attn: Mr. John MOUKAS; Chairman/CEO)

Tel: (877) 878-1268

Fax: (877) 778-1568

Email: jmoukas@biocrudetech.com

Website: http://www.biocrudetech.com

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Procurer

(Office of Proxy):

Gouvernorat de l’Île Autonome de la Grande Comore

Route de Moroni- Itsandra

Moroni, Autonomous Island of Grande Comore, Union of the Comoros

(Attn: The Honourable HASSANI Hamadi, Governor and/or

Mr. Mohamed Abdou MLANAO, Commissaire à l’Environnement, à l’Urbanisme, au

Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à l a Solidarité)

Tel: +269 773 13 64; +269 773 84 77; +269 764 44 77

Fax:

Email: sgg.ngazidja@gmail.com

Website: http://www.gouvernorat-ngazidja.com

All notices or communications given by facsimile shall be confirmed by sending a copy of the same via post office in an envelope properly addressed to the appropriate Party for delivery by registered mail. All Notices shall be deemed validly delivered upon receipt evidenced by an acknowledgement of the recipient, unless the Party delivering the notice can prove in case of delivery through the registered post that the recipient refused to acknowledge the receipt of the notice despite efforts of the post authorities.

Any Party may by notice of at least fifteen (15) days to the other Parties change the address and / or addresses to which such notices and communications to it are to be delivered or mailed.

17.12             Language

The language of this Agreement and all written communication between the Parties relating to this Agreement shall be in English and French.

17.13             Breach of Obligations

The Parties acknowledge that a breach of any of the obligations contained herein would result in damages. The Parties further acknowledge that the amount of the liquidated damages or the method of calculating the liquidated damages specified in this Agreement is a reasonable estimate of the damages that may be suffered by the non-defaulting party in each case specified under this Agreement, but can be different to reflect same.

17.14             Commercial Acts

The Procurer and Seller unconditionally and irrevocably agree that the execution, delivery and performance by each of them of this Agreement and those agreements included in the Collateral Arrangement to which it is a Party constitute private and commercial acts rather than public or governmental acts.

The Procurer hereby unconditionally and irrevocably:

i.	waives any right of immunity, sovereign or otherwise and

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ii.	agrees that should any proceedings be brought against it or its assets in relation to this Agreement or any transaction contemplated by this Agreement no immunity, sovereign or otherwise, from such proceedings, execution, attachment or other legal process shall be claimed by or in behalf of itself or with respect to any of its assets.

17.15             Restriction of Shareholders/Owners Liability

Parties expressly agree and acknowledge that none of the shareholders of the Parties hereto shall be liable to the other Parties for any of the contractual obligations of the concerned party under this Agreement. Further, the financial liabilities of the shareholder/s of each Party to this Agreement, in such Party, shall be restricted to the extent provided by law.

17.16             General Continuing Guaranty

17.17.1          Guaranty of Obligations

Guarantor unconditionally, absolutely and irrevocably guarantees and promises to pay to Seller, on order or demand, in lawful money of American (US) dollars, any and all indebtedness and obligations of Procurer (First Party) to Seller and the payment to Seller of all sums which may be presently due and owing to Seller from Procurer under this Agreement, and by extension the renewal option. The terms indebtedness and obligations are (hereinafter collectively referred to as the Obligations) used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities of Procurer, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, and however arising whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether Procurer may be liable individually or jointly with others, whether recovery upon such indebtedness may be or hereafter becomes barred by any statute of limitations or whether such indebtedness may be or hereafter becomes otherwise unenforceable, and includes Seller’s prompt, full and faithful performance regarding the execution of these presences. The Guarantor will allow the Seller to seize and sell its assets (including marketable commodities) up to amount of the monetized default (monies owed), in the case that the Guarantor does not have the capacity to execute payment of its defaulted obligations.

17.17.2          Continuing Guaranty

This General Continuing Guaranty is a continuing guaranty which shall remain effective until this Guaranty has been expressly terminated and relates to any obligations including those which arise under successive transactions which shall either continue the Obligations from time to time or renew them after they have been satisfied. Any such termination shall be applicable only after written notice to Seller, and only to transactions having their inception prior to such date. No termination shall be effective until such time as Procurer (First Party) is no longer committed or otherwise obligated to make any payment to Seller. In the absence of any termination of this Guaranty, Guarantor agrees that nothing shall discharge or satisfy its obligations created hereunder except for the regular full payments till the termination of these presences.

17.17.3          Rights are Independent

Guarantor agrees that it is directly and primarily liable to Seller, that the obligations hereunder are independent of the obligations of Procurer and that a separate action or actions may be brought and prosecuted against Guarantor, whether action is brought against Procurer or whether Seller is joined in any such action or actions. Guarantor agrees that any releases which may be given by Procurer to Seller or any other guarantor or endorser shall not release it from this Guaranty.

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17.17.4             Default

In the event that any bankruptcy, insolvency, receivership or similar proceeding is instituted by or against Guarantor and/or the Procurer or in the event that either the Guarantor or Seller become insolvent, make an assignment for the benefit of creditors or attempt to effect a composition with creditors, or if there be any default under the Agreement (whether declared or not), then, at Procurer election, without notice or demand, the Obligations of Guarantor created hereunder shall become due, payable and enforceable against Guarantor whether or not the Obligations are then due and payable.

17.17.5             Indemnification

Guarantor agrees to indemnify Seller and hold Seller harmless against all obligations, demands and liabilities, by whomsoever asserted and against all losses in any way suffered, incurred or paid by Procurer as a result of or in any way arising out of, following or consequential to transactions with Procurer whether under the Agreement, or otherwise, and also agrees that this Guaranty shall not be impaired by any modification, supplement, extension or amendment of any contract or agreement to which Procurer and Seller may hereafter agree, nor by any modification, release or other alteration of any of the Obligations hereby guaranteed or of any security therefore, nor by any agreements or arrangements whatever with Procurer or anyone else.

17.17.6             Waiver of Defenses

Guarantor hereby waives any right to assert against Seller as a defense, counterclaim, setoff on cross claim, any defense (legal or equitable), setoff, counterclaim and claim which Guarantor may now or at any time hereafter have against Seller and any other party liable to Procurer in any way or manner.

Guarantor hereby waives all defenses, counterclaims and offsets of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the agreements or any security interest thereunder.

Guarantor hereby waives any defense arising by reason of any claim or defense based upon an election of remedies by Procurer, which, in any manner impairs, affects, reduces, releases, destroys or extinguishes Guarantors subrogation rights, rights to proceed against Procurer for reimbursement, or any other rights of the Guarantor or against any other person or security, including, but not limited to, any defense based upon an election of remedies by Procurer under the provisions of applicable country law. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protests, notice of dishonor, notices of default, notice of acceptance of this Guaranty, and notices of the existence, creating or incurring of new or additional indebtedness, and all other notices or formalities to which Guarantor may be entitled.

17.17.7             Waiver of Jury Trial

Guarantor waives any right to a jury trial in any action hereunder or arising out of Procurer transactions with Seller.

If a Dispute arises out of or in connection with any claims regarding the current article, such Dispute shall be resolved by arbitration under the Canadian Arbitration and Conciliation Act, and the Rules of the Canadian Council of Arbitration, in accordance with the process specified in article 1.60.1. In the event of such Dispute remaining unresolved, any party to such Dispute may refer the matter to registrar under the Rules of the Canadian Council of Arbitration.

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17.17.8             Waiver of Rights of Subrogation

The Guarantor shall have no right of subrogation, reimbursement, exoneration, contribution or any other rights that would result in the Guarantor being deemed a creditor of Procurer under the Bankruptcy Code or any other law in that country or for any other purpose and the Guarantor hereby irrevocably waives all such rights, the right to assert any such rights and any right to enforce any remedy which Guarantor may now or hereafter have against Procurer and hereby irrevocably waives any benefit of and any right to participate in, any security now or hereafter held by Procurer, whether any of the foregoing rights arise in equity, at law or by contract.

17.17.9             Financial Condition of Procurer

Guarantor is presently informed of the financial condition of the Procurer and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will continue to keep itself informed of Procurer financial condition and of all other circumstances, which bear upon the risk of nonpayment. Absent a written request for such information by the Guarantor to Procurer, Guarantor hereby waives its right, if any, to require, and Procurer is relieved of any obligation or duty to disclose to Guarantor any information which Procurer may now or hereafter acquire concerning such condition or circumstances.

17.17.10             Termination

The Guarantor obligation under this Guaranty shall continue for the duration of the term and renewal option, in full force and effect until Procurer Obligations are fully paid, performed and discharged and Seller gives the Guarantor written notice of that fact. Procurer obligations shall not be considered fully paid, performed and discharged unless and until all payments by Procurer to Seller are no longer subject to any right on the part of any person whomsoever; including but not limited to Seller, or any trustee or receiver in bankruptcy, to set aside such payments or seek to recoup the amount of such payments, or any part thereof. The foregoing shall include, by way of example and not by way of limitation, all rights to recover preferences voidable under law in the country. In the event that any such payments by Procurer to Seller are set aside after the making thereof, in whole or in part, or settled without litigation, to the extent of such settlement, all of which is within Procurer discretion, Guarantor shall be liable for the full amount Procurer is required to repay plus costs, interest, attorneys’ fees and any and all expenses which Seller paid or incurred in connection therewith.

17.17.11             Successors and Assigns

This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of Seller successors and assigns.

17.17.12             Modifications

This Guaranty cannot be modified orally. No modification of this Guaranty shall be effective for any purpose unless it is in writing and executed by an officer of Seller authorized to do so. All prior agreements, understandings, representations and negotiations; if any, are merged into this Guaranty.

17.17.13             Joint and Several

In all cases where the word Guarantor is used in this Guaranty, it shall mean and apply equally to each and all of the individuals and/or entities, which have executed this Guaranty. All of the obligations of the Guarantor hereunder shall be joint and several.

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SCHEDULE I

Names and Details of the Procurer

Procurer: LE GESTION DE L’EAU ET DE L’ÉLECTRICITÉ AUX COMORES (MA-MWE)

OFFICE OF PROXY:

Gouvernorat de l’Île Autonome de la Grande Comore

Route de Moroni- Itsandra

Moroni, Autonomous Island of Grande Comore, Union of the Comoros

(Attn: The Honourable HASSANI Hamadi, Governor and/or

Mr. Mohamed Abdou MLANAO, Commissaire à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité)

Tel: +269 773 13 64; +269 773 84 77; +269 764 44 77 Fax:

Email: sgg.ngazidja@gmail.com

Website: http://www.gouvernorat-ngazidja.com

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SCHEDULE I.A: SITE

Location: Moroni, Autonomous Island of Grande Comore, Union of the Comoros

See Detailed Project Report for Details

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SCHEDULE II: INITIAL CONSENTS

The Initial Consents (if applicable) required include:

The table below gives the name and status of all the Statutory and Non-Statutory Clearances involved in this project.

Statutory Clearances
Authorization of Pollution Control	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Pollution Clearance from the Ministère de la Production, de l'Environnement, de l'Énergie, de l'Industrie et de l'Artisanat de l’Union des Comores and Consent to Establish and Operate Plant	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Civil Aviation Clearance for Stack Height	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Municipal board for treated sewage	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité & le Gestion de l'Eau et de l'Électricité aux Comores (MA-MWE)
Town & Country Planning Clearance	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Host Country Approval for CDM under Kyoto protocol	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Non-Statutory Clearances
Construction power	le Gestion de l'Eau et de l'Électricité aux Comores (MA-MWE)
Power Purchase Agreement (PPA)	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité & le Gestion de l'Eau et de l'Électricité aux Comores (MA-MWE)
Power evacuation arrangements	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité & le Gestion de l'Eau et de l'Électricité aux Comores (MA-MWE)

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SCHEDULE III: FUNCTIONAL SPECIFICATIONS

No.	Description		Unit	Particulars

1.1 Grid Conditions at Interconnection Point

(i)	Voltage	: Nominal	kV	[ ]

		Variation	%	[ ]
(ii)	Frequency	: Nominal	Hz	[ ]

		Variation	%	[ ]

(iii)	Combined Voltage and Frequency variation for Contracted Capacity		%	[ ]

(iv)	Power Factor	: Nominal		[ ]
		Variation		[ ] to [ ]
(v)	Basic Impulse Level (Peak)		kV	[ ]

1.2 Fault Levels:

(i) 3 Phase		Maximum	kA	[ ]

(ii) Clearance time		Maximum	ms	[ ]

1.3 Ramp Rates

All Units of the Power Station shall be capable of increasing or decreasing their output (generation level) by not less than one percent (1%) per minute. Such capability shall be demonstrated using the Unit Load of 50%.

1.4 Details about the Added Information

The information requested in this schedule, above, will be provided by the Procurer within thirty (30) days after the execution hereof. In this case, this documented information will be added to and form part of these presences.

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SCHEDULE IV: COMMISSIONING & TESTING

Performance Test

i.

a)	The Performance Test shall be conducted under any and all ambient conditions (temperature, humidity etc.) and any and all Fuel qualities that may exist during the time of the Performance Test and no corrections in final gross and net output of the Unit will be allowed as a result of prevailing ambient conditions or Fuel quality.

b)	The correction curves will only be used if the Grid System operation during the Performance Test exceeds electrical system limits.

c)	The Performance Test shall be deemed to have demonstrated the Actual Capacity of the Unit under all designed conditions and therefore no adjustments shall be made on account of fuel quality or ambient conditions.

d)	The Seller shall perform in respect of each Unit a Performance Test, which such Unit shall be deemed to have passed if it operates continuously for seventy two (72) consecutive hours at or above eighty (80) percent of its Contracted Capacity, as existing on the Effective Date or in case the Seller has exercised the option under clause 3.1.1 the Contracted Capacity so finalized and within the electrical system limits and the Functional Specifications.

ii.	For the purposes of any Performance Test pursuant to this sub-clause 1.1, the electrical system limits to be achieved shall be as follows:

a)	Voltage

The Unit must operate within the voltage levels described in the Functional Specification for the duration of the Performance Test. If, during the Performance Test, voltage tests cannot be performed due to Grid System, data supplied from tests of the generator step-up transformers and generators supplied by the manufacturers shall be used to establish the ability of the Unit to operate within the specified voltage limits.

b)	Grid System Frequency

The Unit shall operate within the Grid System frequency levels described in the Functional Specification for the duration of the Performance Test.

c)	Power Factor

The Unit shall operate within the power factor range described in the Functional Specification for the duration of the Performance Test. If, during the Performance Test, power factor tests cannot be performed due to the Grid System, data supplied from tests of the generators and the generator step-up transformers supplied by the manufacturers shall be used to establish the ability of the Unit to operate within the specified power factor range.

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d)	Fuel quality and cooling water temperature

The Unit must operate to its Minimum Capacity with Fuel quality and-water temperature available at the time of Testing and no adjustment shall be allowed for any variation in these parameters.

iii.	As a part of the Performance Test, the Seller shall demonstrate that the Unit meets the Functional Specifications for Ramping rate as mentioned in Schedule III. For this purpose, representative samples of ramp rates shall be taken, by ramping up or down the gross turbine load while maintaining the required temperatures and temperature differences associated with each ramp rate within the turbine while maintaining all other operational parameters within equipment limits:

1.1	Testing and Measurement procedures applied during Performance Test shall be in accordance with codes, practices or procedures as generally/ normally applied for the Performance Tests

1.2	The Seller shall comply with the prevalent Laws, rules and regulations as applicable to the provisions contained in this Schedule, from time to time.

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SCHEDULE V: TARIFF

1.1	General

i.	The method of determination of Tariff Payments for any Contract Year during the Term of Agreement shall be in accordance with this Schedule.

ii.	The Tariff shall be paid in one single part that is Energy Charge.

iii.	For the purpose of payments, the Tariff will be Quoted Tariff for the applicable Contract Year as per Schedule VIII.

iv.	Procurer is signing this Agreement for procuring 100 % of such available energy from the Project.

1.2	Weekly Tariff Payment

1.2.1	Components of Weekly Tariff Payment

The Weekly Bill for any Week in a Contract Year shall consist of only Weekly Energy Charges for Scheduled Energy;

1.2.2	Weekly Energy Charges

The Weekly Energy charges will be calculated as under:

The Weekly Energy Charges for Month “m” shall be calculated as under: WEPm = AEOm x WEPn

Where:

WEPm is the Weekly Energy Charges for Week m (in US $)

AEOm is the Scheduled Energy during the Week m (in kW-h)

WEPn is the Energy Charge, in US $/kW-h, and is the quoted energy charges for the Contract

Year “n” in which Week “m” occurs and computed as mentioned hereunder

1.2.3	Transmission/Wheeling Charges and Scheduling Charges

As the Energy is being directly fed to Procurer's grid, there will be charges for sale of energy to Procurer. The payment of scheduling charges to the respective nodal agency (RLDC or SLDC) shall be the responsibility of the Seller.

1.2.4             Tariff for the period prior to Scheduled COD of first unit and for Contract Years beyond the 30 years from the COD of the first Unit

The Tariff for the period prior to Scheduled COD of the first unit shall be the quoted Tariff of the first year. The Tariff for the Contract Years beyond the 30 years from the Scheduled COD shall be the Quoted Tariff of the 30th year from the Scheduled COD and indexed by 4.5 % per annum.

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Power Purchase Agreement (PPA)

SCHEDULE VI: DETAILS OF INTERCONNECTION POINT & FACILITIES

The Interconnection Point or Delivery Point shall be point from where the power from the Power Station Switch Yard Bus is being injected into the transmission network. The Procurer shall be required to provide transmission lines and associated infrastructure from the Power Station till the Procurer’s Sub-Station.

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Power Purchase Agreement (PPA)

SCHEDULE VII: REPRESENTATIONS & WARRANTIES

1.	Representations and Warranties by the Procurers

The Procurer hereby represents and warrants to and agrees with the Seller as follows and acknowledges and confirms that the Seller is relying on such representations and warranties in connection with the transactions described in this Agreement:

1.1	The Procurer has all requisite powers authorizing and has been duly authorized to execute and consummate this Agreement;

1.2	This Agreement is enforceable against the said Procurer in accordance with its terms;

1.3	The Procurer is aware and cognizant of his obligations and has the capacity to respect and execute same;

1.4	The Procurer is not insolvent and no insolvency proceedings have been instituted, nor threatened or pending by or against the Procurer;

The Procurer makes all the representations and warranties above to be valid as of the date of signature of these presences.

2.	Representation and Warranties of the Seller

The Seller hereby represents and warrants to and agrees with the Procurer as follows and acknowledges and confirms that the Procurer is relying on such representations and warranties in connection with the transactions described in this Agreement:

2.1	The Seller has all requisite power authorizing and has been duly authorized to execute and consummate this Agreement;

2.2	This Agreement is enforceable against the Seller in accordance with its terms;

2.3	The Seller is aware and cognizant of his obligations and has the capacity to respect and execute same;

2.4	The Seller is not insolvent and no insolvency proceedings have been instituted, or not threatened or pending by or against the Seller;

The Seller makes all the representations and warranties above to be valid as of the date of signature of these presences.

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Power Purchase Agreement (PPA)

SCHEDULE VIII: QUOTED TARIFF

QUOTED TARIF FEE WITH ESCALATING INDEX

Year from COD*	$US/kW-h	Year from COD*	$US/kW-h	Year from COD*	$US/kW-h
1	0.14	11	0.25	21	0.45
2	0.1475	12	0.265	22	0.47
3	0.155	13	0.28	23	0.49
4	0.165	14	0.295	24	0.51
5	0.175	15	0.31	25	0.53
6	0.185	16	0.33	26	0.55
7	0.195	17	0.35	27	0.575
8	0.205	18	0.37	28	0.59
9	0.22	19	0.39	29	0.62
10	0.235	20	0.41	30	0.65

*Year commencement as of COD (Date of Commissioning) of projecting, time equals start

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Power Purchase Agreement (PPA)

SCHEDULE IX: SUBSTITUTION RIGHTS OF THE LENDERS

1.	Substitution of the Seller

a)	Subject to the terms of this Agreement, upon occurrence of a Seller Event of Default under this Agreement, the Lenders shall, have the right to seek substitution of the Seller by a Selectee for the residual period of this Agreement, for the purposes of securing the payments of the Total Debt Amount from the Seller and performing the obligations of the Seller, in accordance with the provisions of this Schedule.

b)	The Lenders may seek to exercise right of substitution by an amendment or novation of this Agreement and other Project Documents executed between the Procurer and the Seller in favour of the Selectee, the Procurer and the Seller shall cooperate with the Lenders to carry out such substitution.

2.	Procurer's Notice of Default

The Procurer (i.e. the Procurer who serves the Preliminary Default Notice on the Seller as per this Agreement) shall, simultaneously also issue a copy of the same to the Lenders.

3.	Substitution Notice

In the event of failure of the Seller to rectify the Event of Default giving rise to Preliminary Default Notice, the lenders, upon receipt of a written advice from the Procurer confirming such failure, either on their own or through its representative (“the Lenders' Representative”) shall be entitled to notify the Procurer and the Seller of the intention of the Lenders to substitute the Seller by the Selectee for the residual period of this Agreement (the “Substitution Notice”).

4.	Interim operation of Project

a)	On receipt of a Substitution Notice, no further action shall be taken by any Party to terminate this Agreement, except under and in accordance with the terms of this Schedule IX of this Agreement.

b)	On issue of a Substitution Notice, the Lenders shall have the right to request the Procurer to enter upon and takeover the Project for the interim and till the substitution of the Selectee is complete and to otherwise take all such steps as are necessary for the continued operation and maintenance of the Project, including levy, collection and appropriation of payments thereunder, subject to, the servicing of monies owed in respect of the Total Debt Amount as per the Financing Agreements and the Seller shall completely cooperate in any such takeover of the Project by the Procurer. If the Procurer, at their sole and exclusive discretion agree to enter upon and takeover the Project, till substitution of the Selectee in accordance with this Agreement, the Procurer shall be compensated for rendering such services in accordance with clause 10.1 herein.

c)	The Lenders and the Procurer shall, simultaneously have the right to commence the process of substitution of the Seller by the Selectee in accordance with these terms and the Seller hereby irrevocably consents to the same.

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Power Purchase Agreement (PPA)

5.	Process of Substitution of Seller

The Lenders' Representative may, on delivery of a Substitution Notice notify the Procurer and the Seller on behalf of all the Lenders about the Lenders' decision to invite and negotiate, at the cost of the Lenders, offers from third parties to act as Selectee, either through private negotiations or public auction and / or a tender process, for the residual period of this Agreement.. Subject to and upon approval of the Procurer, such Selectee shall be entitled to receive all the rights of the Seller and shall undertake all the obligations of the Seller under this Agreement and other Project Documents executed between the Seller and the Procurer, in accordance with these terms of substitution.

The Lenders and the Seller shall ensure that, upon the Procurer approving the Selectee, the Seller shall transfer absolutely and irrevocably, the ownership of the Project to such Selectee simultaneously with the amendment or novation of this Agreement other Project Documents executed between the Seller and the Procurer in favour of the Selectee as mentioned in clause.

6.	Modality for Substitution

6.1	Criteria for selection of the Selectee.

The Lenders and/or the Lenders' Representative shall in addition to any other criteria that they may deem fit and necessary, apply the following criteria in the selection of the Selectee:

a)	if the Seller is proposed to be substituted during the Construction Period, the Selectee shall possess the technical and financial capability in accordance to the qualifying criteria of the Procurer and Lenders, to perform and discharge all the residual duties, obligations and liabilities of the Seller under this Agreement.

b)	the Selectee shall have the capability and shall unconditionally consent to assume the liability for the payment and discharge of dues, if any, of the Seller to the Procurer under and in accordance with this Agreement and also payment of the Total Debt Amount to the Lenders upon terms and conditions as agreed to between the Selectee and the Lenders;

c)	the Selectee shall have not been in breach of any agreement between the Selectee and any Bank or any Lender or between the Selectee and any of the Procurer, involving sums greater than one million US Dollars at any time in the last two (2) years as on the date of the substitution of the Seller.

d)	any other appropriate criteria, whereby continuity in the performance of the Selectee's obligations under this Agreement is maintained and the security in favour of the Lenders under the Financing Agreements is preserved.

7.	Modalities

The following modalities shall be applicable to any substitution of the Seller by the Selectee pursuant to this Agreement:

7.1	The Lenders' Representative shall on behalf of the Lenders propose to the Procurer (the “Proposal”) pursuant to sub-clause 7.2 below, the name of the Selectee for acceptance, seeking:

a)	grant of all the rights and obligations under this Agreement and the other Project Documents executed between the Procurer and the Seller, to the Selectee (as substitute for the Seller);

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b)	amendment of this Agreement and the other Project Documents executed between the Procurer and the Seller, to the effect that the aforementioned grant to the Selectee, shall be such that the rights and obligations assumed by the Selectee are on the same terms and conditions for the residual period of this Agreement as existed in respect of the Seller under the original Agreement and the other Project Documents executed between the Procurer and the Seller; and

7.2	The Proposal shall contain the particulars and information in respect of the Selectee the data and information as the Procurer may reasonably require..

7.3	The Proposal shall be accompanied by an irrevocable and unconditional undertaking by the Selectee that it shall, upon approval by the Procurer of the Proposal:

a)	observe, comply, perform and fulfill the terms, conditions and covenants of this Agreement and all Project Documents executed between Seller and the Procurer or a new power purchase agreement or respective Project Document (in the case of the novation thereof), which according to the terms therein are required to be observed, complied with, performed and fulfilled by the Seller, as if such Selectee was the Seller originally named under this Agreement; or the respective Project Document; and

b)	be liable for and shall assume, discharge and pay the Total Debt Amount or then outstanding dues to the Lenders under and in accordance with the Financing Agreements or in any other manner agreed to by the Lenders and the Procurer as if such Selectee was the Seller originally named under such Financing Agreements.

7.4	At any time prior to taking a decision in respect of the Proposal received under clause 7.1, the Procurer may require the Lender / Lenders' Representative to satisfy it as to the eligibility of the Selectee. The decision of the Procurer as to acceptance or rejection of the Selectee, shall be made reasonably and when made shall be final, conclusive and binding on the Parties.

7.5	Such decision shall be made by the Procurer at their reasonably exercised discretion within seven (7) days of:

a)	the date of receipt of the Proposal by the Procurer; or

b)	the date when the last of further and other information and clarifications in respect of any data, particulars or information included in the Proposal requested by the Procurer under clause 7.2 above is received; whichever is later.

Notwithstanding anything to the contrary mentioned in this Agreement, the approval of the Procurer for the select shall not be withheld in case the seller meets the mentioned in clause 6.1.

7.6	Upon approval of the Proposal and the Selectee by the Procurer, the Selectee mentioned in the Proposal shall become the Selectee.

7.7	Following the rejection of a Proposal, the Lenders and/or the Lenders' Representative shall have the right to submit a fresh Proposal, proposing another Selectee. The provisions of this schedule shall apply mutatis mutandis to such fresh Proposal.

7.8	The substitution of the Seller by the Selectee shall be deemed to be complete upon the Selectee executing all necessary documents and writings with or in favour of the Seller, Procurer and the Lenders so as to give full effect to the terms and conditions of the substitution, subject to which the Selectee has been accepted by the Lenders and the Procurer and upon transfer of ownership and complete possession of the Project by the Procurer or the Seller, as the case may be, to the Selectee. The Procurer shall novate all the Project Documents, which they had entered in to with the Seller in order to make the substitution of the Seller by the Selectee effective.

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Power Purchase Agreement (PPA)

7.9	Upon the substitution becoming effective pursuant to sub-clause 7.8 above, all the rights of the Seller under this Agreement shall cease to exist:

Provided that, nothing contained in this sub-clause shall prejudice any pending/subsisting claims of the Seller against the Procurer or any claim of the Procurer against the erstwhile Seller or the Selectee.

7.10	The Selectee shall, subject to the terms and conditions of the substitution, have a period of ninety (90) days to rectify any breach and / or default of the Seller subsisting on the date of substitution and required to be rectified and shall incur the liability or consequence on account of any previous breach and / or default of the Seller.

7.11	The decision of the Lenders and the Procurer in the selection of the Selectee shall be final and binding on the Seller and shall be deemed to have been made with the concurrence of the Seller. The Seller expressly waives all rights to object or to challenge such selection and appointment of the Selectee on any ground whatsoever.

7.12	All actions of the Lenders' Representative hereunder shall be deemed to be on behalf of the Lenders and shall be binding upon them. The Lenders' Representative shall be authorized to receive payment of compensation and any other payments, including the consideration for transfer, if any, in accordance with the Proposal and the Financing Agreements and shall be bound to give valid discharge on behalf of all the Lenders.

8.	Seller's Waiver

8.1	The Seller irrevocably agrees and consents to any actions of the Lenders, the Lender's Representative and the Procurer or exercise of their rights under and in accordance with these terms.

8.2	The Seller irrevocably agrees and consents that from the date specified in clause 7.9, it shall cease to have any rights under this Agreement or the Financing Agreements.

8.3	The Seller warrants and covenants that any agreement entered into by the Seller, in relation to the Project, shall include a legally enforceable clause providing for automatic novation of such agreement in favour of the Selectee, at the option of the Lenders or the Procurer. The Seller further warrants and covenants that, in respect of any agreements which have already been executed in relation to the Project and which lack a legally enforceable clause providing for automatic novation of such agreement, the Procurer shall procure an amendment in the concluded agreement to incorporate such clause.

9.	Interim Protection

9.1	Appointment of a Receiver

a)	In every case of the Lenders issuing a Substitution Notice and the Procurer refusing to take over the Project and the Seller failing to operate the Project in accordance with clause 4 (c) above and the Procurer not electing to act as Receiver as per sub-clause 9.1 (b) hereof, the Lenders may institute protective legal proceedings for appointment of a receiver (the “Receiver”) to maintain, preserve and protect the assets held as security by the Lenders if such right is granted under the terms of the Financing Agreements.

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b)	Provided that in event of the Procurer refusing to take over the Project and the Seller failing to operate the Project in accordance with clause 4 (c) above, and if the assets of the Project are, in the opinion of the Procurer, necessary and required for the operation and maintenance of the Project, the Procurer shall be entitled to elect to act as the Receiver for the purposes of this clause and be entitled to maintain, preserve and protect the said assets by engaging an operator/service provider to act on their behalf and the Lenders and Seller hereby consent and agree to the same. Upon the Procurer so intimating the Seller and the Lender's representative their desire to act as Receiver, the Seller and the Lender's representative shall co-operate with the Procurer to facilitate the same.

c)	Upon appointment of the Court appointed Receiver or the Procurer acting as Receiver, all the Receivables received by such Receiver shall be deposited by the Receiver in the bank account jointly designated by the Procurer and the Lenders. The Receiver shall be responsible for protecting the assets in receivership and shall render a true and proper account of the receivership to the lenders in accordance with the terms of its appointment.

d)	When acting as a Receiver or operator in accordance with this Article 9 or clause 4 (b), the Procurer shall be entitled to be remunerated for such services as may be determined by Central Electricity Regulatory Commission. Furthermore, when acting as a Receiver, the Procurer shall not be liable to the Lenders, the Lenders' Representative, Seller or any third party for any default under this Agreement, damage or loss to the Power Station or for any other reason whatsoever, except for willful default of the Procurer.

10.	Change in the Procurer or Lenders

The Parties hereto acknowledge that during the subsistence of this Agreement, it is possible that the Procurer may cease to be a party to this Agreement by reason of termination of this Agreement and any Lender may cease to remain as a Lender by reason of repayment of the debt or otherwise. Further it may possible that any Lender may be substituted or a new Lender may be added. In the event of any Procurer ceasing to be a party to this Agreement or Financing Agreement respectively, the term and conditions as prescribed in this Schedule shall cease to automatically apply to such Procurer or Lender as the case may be. Further, upon any entity being added as a Lender and in the event such entity is given the right to substitute the Seller under the Financing Agreement and then the contents of this Schedule shall be applicable to the exercise of such right by the said new entity.

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